Exhibit 4.3

First Potomac Realty Investment Limited Partnership
$37,500,000 6.41% Senior Notes, Series A, due June 15, 2013
$37,500,000 6.55% Senior Notes, Series B, due June 15, 2016

Note Purchase Agreement

Dated as of June 22, 2006

Table of Contents
(Not a part of the Agreement)

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Schedule A	—	Information Relating to Purchasers

Schedule B	—	Defined Terms

Schedule 2.3	—	Subsidiary Guarantors

Schedule 4.12	—	Necessary Consents and Approvals

Schedule 5.3	—	Disclosure Materials

Schedule 5.4	—	Subsidiaries of the Company and Ownership of Subsidiary Stock

Schedule 5.5	—	Financial Statements

Schedule 5.15	—	Existing Indebtedness

Exhibit 1-A	—	Form of 6.41% Senior Note, Series A, due June 15, 2013

Exhibit 1-B	—	Form of 6.55% Senior Note, Series B, due June 15, 2016

Exhibit 2.2	—	Form of Trust Guaranty

Exhibit 2.3(a)	—	Form of Subsidiary Guaranty

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First Potomac Realty Investment Limited Partnership
7600 Wisconsin Avenue, 11th Floor
Bethesda, Maryland 20814
$37,500,000 6.41% Senior Notes, Series A, due June 15, 2013
$37,500,000 6.55% Senior Notes, Series B, due June 15, 2016
Dated as of June 22, 2006
To Each of the Purchasers Listed in
  Schedule A Hereto:
Ladies and Gentlemen:
     First Potomac Realty Investment Limited Partnership, a Delaware limited partnership (the “Company"), and First Potomac Realty Trust, a Maryland real estate investment trust (the “Trust", the Trust and the Company being herein sometimes collectively referred to as the “Obligors"), jointly and severally, agree with each of the purchasers whose names appear at the end hereof (each, a “Purchaser” and, collectively, the “Purchasers") as follows:
Section 1. Authorization of Notes.
     The Company will authorize the issue and sale of (i) $37,500,000 aggregate principal amount of its 6.41% Senior Notes, Series A, due June 15, 2013 (the “Series A Notes") and (ii) $37,500,000 aggregate principal amount of its 6.55% Senior Notes, Series B, due June 15, 2016 (the “Series B Notes”; the Series A Notes and the Series B Notes are collectively referred to as the “Notes", such term to include any such notes issued in substitution therefor pursuant to Section 13). The Series A Notes and the Series B Notes shall be substantially in the form set out in Exhibits 1-A and 1-B, respectively. Certain capitalized and other terms used in this Agreement are defined in Schedule B; and references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.
Section 2. Sale and Purchase of Notes.
     Section 2.1. Purchase and Sale of Notes. Subject to the terms and conditions of this Agreement, the Company will issue and sell to each Purchaser and each Purchaser will purchase from the Company, at the Closing provided for in Section 3, Notes in the principal amount specified opposite such Purchaser’s name in Schedule A at the purchase price of 100% of the principal amount thereof. The Purchasers’ obligations hereunder are several and not joint obligations and no Purchaser shall have any liability to any Person for the performance or non-performance of any obligation by any other Purchaser hereunder.

     Section 2.2. Trust Guaranty. The payment by the Company of all amounts due with respect to the Notes and the performance by the Company of its obligations under this Agreement will be absolutely and unconditionally guaranteed by the Trust pursuant to the guaranty agreement substantially in the form of Exhibit 2.2 attached hereto and made a part hereof (as the same may be amended, modified, extended or renewed, the “Trust Guaranty").
     Section 2.3. Subsidiary Guaranties. (a) The payment by the Company of all amounts due with respect to the Notes and the performance by the Company of its obligations under this Agreement will be absolutely and unconditionally guaranteed by the entities identified on Schedule 2.3 (together with any additional Subsidiary who delivers a guaranty pursuant to Section 9.7, the “Subsidiary Guarantors") pursuant to the guaranty agreement substantially in the form of Exhibit 2.3(a) attached hereto and made a part hereof (as the same may be amended, modified, extended or renewed, the “Subsidiary Guaranty").
          (b) The holders of the Notes acknowledge and agree that such holders will discharge and release any Subsidiary Guarantor from the Subsidiary Guaranty to which it is a party pursuant to the written request of the Company, provided that (i) either (1) such Subsidiary Guarantor has been released and discharged as an obligor, borrower and guarantor under and in respect of all Indebtedness or (2) the liability of such Subsidiary Guarantor as obligor, borrower or guarantor, as the case may be, in respect of all such Indebtedness is at the time of discharge and release of such Subsidiary Guaranty incurred within the limitations of Section 10.3, and, in either event, the Company so certifies to the holders of the Notes in a certificate which accompanies such request for release and discharge, which certificate shall also include information in reasonable detail to show compliance with Section 10.3 if such release and discharge is requested pursuant to clause (2), and (ii) at the time of such release and discharge, the Company shall deliver a certificate of a Responsible Officer to the holders of the Notes to the effect that no Default or Event of Default exists.
          (c) The Trust and the Company agree that they will not, nor will they permit any Subsidiary or Affiliate to, directly or indirectly, pay or cause to be paid any consideration or remuneration, whether by way of supplemental or additional interest, fee or otherwise, to any creditor of the Trust or the Company or of any Subsidiary Guarantor as consideration for or as an inducement to the entering into by any such creditor of any release or discharge of any Subsidiary Guarantor with respect to any liability of such Subsidiary Guarantor as an obligor or guarantor under or in respect of Indebtedness of the Trust or the Company, unless such consideration or remuneration is concurrently paid, on the same terms, ratably to the holders of all of the Notes then outstanding.
Section 3. Closing.
     The sale and purchase of the Notes to be purchased by each Purchaser shall occur at the offices of Chapman and Cutler LLP, 111 West Monroe Street, Chicago, Illinois 60603 at 10:00 A.M. Chicago time, at a closing (the “Closing") on June 22, 2006 or on such other Business Day thereafter on or prior to June 27, 2006 as may be agreed upon by the Company and the Purchasers. At the Closing, the Company will deliver to each Purchaser the Notes to be purchased by such Purchaser in the form of a single Note (or such greater number of Notes in denominations of at least $100,000 as such Purchaser may request) dated the date of the Closing and registered in such Purchaser’s name (or in the name of its nominee), against delivery by such Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company to account number 0500006549 at United Bank, ABA: 056004445. If at the Closing the Company shall fail to tender such Notes to any Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to such Purchaser’s reasonable satisfaction, such Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of such failure or such nonfulfillment. The Company shall have no liability to a Purchaser if any of the closing conditions set forth in Section 4.5 are not satisfied other than by reason of actions taken or not taken by the Trust, the Company or any of their respective Affiliates.
Section 4. Conditions to Closing.
          Each Purchaser’s obligation to execute and deliver this Agreement and to purchase and pay for the Notes to be sold to such Purchaser at the Closing is subject to the fulfillment to such Purchaser’s reasonable satisfaction or waiver of such condition, prior to or at the Closing, of the following conditions:
     Section 4.1. Representations and Warranties. (a) The representations and warranties of the Company in this Agreement shall be correct when made and at the time of the Closing.
          (b) The representations and warranties of the Trust in the Trust Guaranty shall be correct when made and at the time of the Closing.
          (c) The representations and warranties of each Subsidiary Guarantor in the Subsidiary Guaranty shall be correct when made and at the time of the Closing.
     Section 4.2. Performance; No Default. (a) The Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the Closing, and after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by Section 5.14), no Default or Event of Default shall have occurred and be continuing. Neither the Company nor any Subsidiary shall have entered into any transaction since the date of the Memorandum that would have been prohibited by Section 10 had such Section applied since such date.
          (b) The Trust shall have performed and complied with all agreements and conditions contained in this Agreement or the Trust Guaranty required to be performed and complied with by it prior to or at the Closing, and after giving effect to the issue and sale of Notes (and the application of the proceeds thereof as contemplated by Section 5.14), no Default or Event of Default shall have occurred and be continuing. Neither the Trust nor any Subsidiary shall have entered into any transaction since the date of the Memorandum that would have been prohibited by Section 10 had such Section applied since such date.

          (c) Each Subsidiary Guarantor shall have performed and complied with all agreements and conditions contained in the Subsidiary Guaranty required to be performed and complied with by it prior to or at the Closing, and after giving effect to the issue and sale of Notes (and the application of the proceeds thereof as contemplated by Section 5.14), no Default or Event of Default shall have occurred and be continuing.
     Section 4.3. Compliance Certificates.
          (a) Officer’s Certificate. The Company shall have delivered to such Purchaser an Officer’s Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 4.1(a), 4.2(a) and 4.9 have been fulfilled.
          (b) Trust Officer’s Certificate. The Trust shall have delivered to such Purchaser an Officer’s Certificate, dated the date of the Closing, certifying that the conditions specified in Section 4.1(b), 4.2(b) and 4.9 have been fulfilled.
          (c) Subsidiary Guarantor Officer’s Certificate. Each Subsidiary Guarantor shall have delivered to such Purchaser a certificate of an authorized officer, dated the date of the Closing, certifying that the conditions set forth in Section 4.1(c), 4.2(c) and 4.9 have been fulfilled.
          (d) Secretary’s Certificate. The Company shall have delivered to such Purchaser a certificate of an authorized officer, dated the date of the Closing, certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Notes and this Agreement.
          (e) Trust Officer’s Certificate. The Trust shall have delivered to such Purchaser a certificate of an authorized officer, dated the date of the Closing, certifying as to the resolutions attached thereto and other legal proceedings relating to the authorization, execution and delivery of this Agreement and the Trust Guaranty.
          (f) Subsidiary Guarantor Secretary’s Certificate. Each Subsidiary Guarantor shall have delivered to such Purchaser a certificate of an authorized officer, dated the date of the Closing, certifying as to the resolutions attached thereto and other legal proceedings relating to the authorization, execution and delivery of the Subsidiary Guaranty.
          (g) Certificates. The certificates provided under this Section 4.3 may be combined and delivered as one or more certificates.
     Section 4.4. Opinions of Counsel. Such Purchaser shall have received opinions in form and substance reasonably satisfactory to such Purchaser, dated the date of the Closing (a) from Hunton & Williams LLP, independent counsel for the Company, the Trust and the Subsidiary Guarantors, and Joel Bonder, Esq., general counsel for the Company and the Trust, collectively, covering the matters set forth in Exhibit 4.4(a) and covering such other matters incident to the transactions contemplated hereby as such Purchaser or its counsel may reasonably request (and the Company and the Trust hereby instruct their counsel to deliver such opinion to the Purchasers) and (b) from Chapman and Cutler LLP, the Purchasers’ special counsel in connection with such transactions, substantially in the form set forth in Exhibit 4.4(b) and covering such other matters incident to such transactions as such Purchaser may reasonably request.
     Section 4.5. Purchase Permitted by Applicable Law, Etc. On the date of the Closing such Purchaser’s purchase of Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by such Purchaser, such Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.
     Section 4.6. Sale of Other Notes. Contemporaneously with the Closing, the Company shall sell to each other Purchaser, and each other Purchaser shall purchase, the Notes to be purchased by it at the Closing as specified in Schedule A hereto.
     Section 4.7. Payment of Special Counsel Fees. Without limiting the provisions of Section 15.1, the Company shall have paid on or before the Closing the reasonable and documented fees, charges and disbursements of the Purchasers’ special counsel referred to in Section 4.4 to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to the Closing.
     Section 4.8. Private Placement Number. A Private Placement Number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the Securities Valuation Office of the National Association of Insurance Commissioners) shall have been obtained for the Notes.
     Section 4.9. Changes in Legal Structure. The Company, the Trust and the Subsidiary Guarantors shall not have changed their respective jurisdiction of incorporation or organization, as applicable, or been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5.
     Section 4.10. Guaranty Agreements. (a) The Trust Guaranty shall have been executed and delivered by the Trust and shall be in full force and effect.
          (b) The Subsidiary Guaranty shall have been executed and delivered by the Subsidiary Guarantors as of the date of the Closing and shall be in full force and effect.
     Section 4.11. Funding Instructions. At least three Business Days prior to the date of the Closing, each Purchaser shall have received written instructions signed by a Responsible Officer on letterhead of the Company confirming the information specified in Section 3 including (a) the name and address of the transferee bank, (b) such transferee bank’s ABA number and (c) the account name and number into which the purchase price for the Notes is to be deposited.
     Section 4.12. Bank Consent. Each Purchaser shall have received, in form and substance satisfactory to it and its special counsel, evidence of any consents or approvals required (as listed on Schedule 4.12) to be obtained (a) under the Revolving Credit Agreement or (b) from any holder or holders of any outstanding Security of the Company or any Subsidiary of the Company, in each case, which shall be necessary to permit the consummation of the transactions contemplated this Agreement.
     Section 4.13. Proceedings and Documents. All legal and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be reasonably satisfactory to such Purchaser and its special counsel, and such Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such special counsel may reasonably request.
Section 5. Representations and Warranties of the Company.
     The Company represents and warrants to each Purchaser that:
     Section 5.1. Organization; Power and Authority. The Company is a limited partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a limited partnership and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has the legal power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and the Notes and to perform the provisions hereof and thereof.
     Section 5.2. Authorization, Etc. This Agreement and the Notes have been duly authorized by all necessary legal action on the part of the Company, and this Agreement constitutes, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
     Section 5.3. Disclosure. The Company and the Trust, through their agent, Key Banc Capital Markets, has delivered to each Purchaser a copy of a Confidential Information Memorandum dated May 15, 2006 (the “Memorandum"), relating to the transactions contemplated hereby. The Memorandum fairly describes, in all material respects, the general nature of the business and principal properties of the Trust, the Company and their respective Subsidiaries. This Agreement, the Memorandum and the documents, certificates or other writings delivered to the Purchasers by or on behalf of the Company and the Trust in connection with the transactions contemplated hereby and identified in Schedule 5.3, and the financial statements listed in Schedule 5.5, (this Agreement, the Memorandum and such documents, certificates or other writings and such financial statements delivered to each Purchaser prior to June 2, 2006 being referred to, collectively, as the “Disclosure Documents"), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Since December 31, 2005, there has been no change in the financial condition, operations, business or properties of the Trust, the Company or their respective Subsidiaries except changes that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect. There is no fact known to the Trust or the Company that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Disclosure Documents.
     Section 5.4. Organization and Ownership of Shares of Subsidiaries; Affiliates. (a) Schedule 5.4 contains (except as noted therein) complete and correct lists (i) of the Subsidiaries of the Trust and the Company, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of the Equity Interests outstanding owned by the Trust or the Company, as the case may be, and each other Subsidiary, (ii) of the Trust’s and the Company’s Affiliates, other than Subsidiaries, and (iii) of the Trust’s and the Company’s directors, trustees and senior officers.
          (b) All of the outstanding Equity Interests of each Subsidiary shown in Schedule 5.4 as being owned by the Trust or the Company and their respective Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Trust or another Subsidiary free and clear of any Lien (except as otherwise disclosed in Schedule 5.4).
          (c) Each Subsidiary identified in Schedule 5.4 is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other legal power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.
          (d) No Subsidiary is a party to, or otherwise subject to, any legal, regulatory, contractual or other restriction (other than this Agreement, the agreements listed on Schedule 5.4 and customary limitations imposed by corporate law or similar statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Trust, the Company or any of their respective Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Subsidiary.
     Section 5.5. Financial Statements; Material Liabilities. The Trust and the Company have delivered to each Purchaser copies of the consolidated financial statements of the Trust. All of said financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Trust and its Subsidiaries (including, without limitation, the Company) as of the respective dates specified in such financial statements and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments). The Trust, the Company and their Subsidiaries do not have any Material liabilities that are not disclosed on such financial statements or otherwise disclosed in the Disclosure Documents.
     Section 5.6. Compliance with Laws, Other Instruments, Etc. The execution, delivery and performance by the Company of this Agreement and the Notes will not (a) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, charter, by-laws, partnership agreement, limited liability company agreement or any other agreement or instrument to which the Company or any of its Subsidiaries is bound or by which the Company or any of its Subsidiaries or any of their respective properties may be bound or affected, including, without limitation, the Revolving Credit Agreement (for which a consent to the issuance and sale of the Notes pursuant to this Agreement has been obtained from the lenders under the Revolving Credit Agreement and delivered to the Purchasers), (b) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any of its Subsidiaries or (c) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any of its Subsidiaries.
     Section 5.7. Governmental Authorizations, Etc. Other than state securities or “blue sky” requirements, no consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company of this Agreement or the Notes.
     Section 5.8. Litigation; Observance of Agreements, Statutes and Orders. (a) There are no actions, suits, investigations or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any property of the Company or any of its Subsidiaries in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
          (b) Neither the Company nor any of its Subsidiaries is in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including without limitation Environmental Laws or the USA Patriot Act) of any Governmental Authority, which default or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

     Section 5.9. Taxes. The Trust, the Company and their respective Subsidiaries have filed all tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (a) the amount of which is not individually or in the aggregate Material or (b) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Trust, the Company or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. Neither the Trust nor the Company knows of any basis for any other tax or assessment that could reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Trust, the Company and their respective Subsidiaries in respect of Federal, state or other taxes for all fiscal periods are adequate. The Federal income tax liabilities of the Trust, the Company and their respective Subsidiaries have been finally determined (whether by reason of completed audits or the statute of limitations having run) for all fiscal years up to and including the fiscal year ended December 31, 2005.
     Section 5.10. Title to Property; Leases. The Trust, the Company and their respective Subsidiaries have good and sufficient title to their respective properties that individually or in the aggregate are Material, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by the Trust, the Company or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens which, individually or in the aggregate, are Material. All leases that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects.
     Section 5.11. Licenses, Permits, Etc. (a) The Trust, the Company and their respective Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others.
          (b) To the best knowledge of the Company, no product of the Trust, the Company or any of their respective Subsidiaries infringes in any Material respect any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned by any other Person.
          (c) To the best knowledge of the Company, there is no Material violation by any Person of any right of the Trust, the Company or any of their respective Subsidiaries with respect to any patent, copyright, proprietary software, service mark, trademark, trade name or other right owned or used by the Trust, the Company or any of their respective Subsidiaries.
          (d) The Company is pre-approved as a landlord for the United States government by the General Services Administration as part of the General Services Administrations advanced acquisition program.

     Section 5.12. Compliance with ERISA. (a) None of the Company, the Trust nor any ERISA Affiliate maintains or contributes to, or has any liability with respect to, any Multiemployer Plan or Guaranteed Pension Plan.
          (b) The Trust, the Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect. Neither the Trust, the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I of ERISA or the penalty or excise tax provisions of the Code or ERISA relating to employee benefit plans (as defined in section 3 of ERISA), and no event, transaction or condition has occurred or exists that could reasonably be expected to result in the incurrence of any such liability by the Trust, the Company or any ERISA Affiliate, other than such liabilities as would not be individually or in the aggregate Material.
          (c) None of the Company, the Trust nor any ERISA Affiliate has any Material liabilities for post retirement benefit obligations under any welfare plans within the meaning of Section 3(1) of ERISA, without regard to liabilities attributable to continuation coverage mandated by Section 4980B of the Code, ERISA or similar laws and any severance payable to any employees or other service providers.
          (d) The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of Section 406(a) of ERISA or in connection with which a tax could be imposed pursuant to Section 4975(c)(1)(A)-(D) of the Code. The representation by the Trust and the Company in the first sentence of this Section 5.12(d) is made in reliance upon and subject to the accuracy of such Purchaser’s representation in Section 6.2 as to the sources of the funds used to pay the purchase price of the Notes to be purchased by such Purchaser.
     Section 5.13. Private Offering by the Company. Neither the Trust, the Company nor anyone acting on its or their behalf has offered the Notes or any similar Securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any Person other than the Purchasers and not more than 57 other Institutional Investors, each of which has been offered the Notes at a private sale for investment. Neither the Trust, the Company nor anyone acting on its or their behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of Section 5 of the Securities Act or to the registration requirements of any securities or blue sky laws of any applicable jurisdiction.
     Section 5.14. Use of Proceeds; Margin Regulations. The Company will apply the proceeds of the sale of the Notes as set forth in the Transaction Overview of the Executive Summary of the Memorandum. No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR

220). Margin stock does not constitute more than 2% of the value of the consolidated assets of the Trust, the Company and their respective Subsidiaries and neither the Trust nor the Company has any present intention that margin stock will constitute more than 2% of the value of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.
     Section 5.15. Existing Indebtedness; Future Liens. (a) Schedule 5.15 sets forth a complete and correct list of all outstanding Indebtedness in excess of $1,000,000 (excluding ordinary course trade or other payables) of the Trust, the Company and their respective Subsidiaries as of the date of the Closing (including a description of the obligors and obligees, principal amount outstanding and collateral therefor, if any, and Guaranty thereof, if any). Neither the Trust, the Company nor any of their respective Subsidiaries is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Trust, the Company or such Subsidiary and no event or condition exists with respect to any Indebtedness of the Trust, the Company or any of their respective Subsidiaries that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.
          (b) Except as disclosed in Schedule 5.15, neither the Trust, the Company nor any of their respective Subsidiaries has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien which, individually or in the aggregate, is Material.
          (c) Neither the Trust, the Company nor any of their respective Subsidiaries is a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the Trust, the Company or such Subsidiary, any agreement relating thereto or any other agreement (including, but not limited to, its charter or other organizational document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of the Trust, the Company or any of their respective Subsidiaries, except as specifically indicated in Schedule 5.15.
     Section 5.16. Foreign Assets Control Regulations, Etc. (a) Neither the sale of the Notes by the Company hereunder nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.
          (b) Neither the Trust, the Company nor any of their respective Subsidiaries (i) is a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (ii) engages in any dealings or transactions with any such Person. The Trust, the Company and their respective Subsidiaries are in compliance, in all material respects, with the USA Patriot Act.

          (c) No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, assuming in all cases that such Act applies to the Company.
     Section 5.17. Status under Certain Statutes. Neither the Trust, the Company nor any of their respective Subsidiaries is subject to regulation under the Investment Company Act of 1940, as amended, the ICC Termination Act of 1995, as amended, or the Federal Power Act, as amended.
     Section 5.18. Notes Rank Pari Passu. The obligations of the Company under this Agreement and the Notes rank at least pari passu in right of payment with all other unsecured Senior Indebtedness (actual or contingent) of the Company, including, without limitation, all unsecured Senior Indebtedness of the Company described in Schedule 5.15 hereto.
     Section 5.19. Environmental Matters. (a) Neither the Trust, the Company nor any of their respective Subsidiaries has knowledge of any claim or has received any notice of any claim, and no proceeding has been instituted raising any claim against the Trust, the Company or any of their respective Subsidiaries or any of their respective real properties now or formerly owned, leased or operated by any of them or other assets, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.
          (b) Neither the Trust, the Company nor any of their respective Subsidiaries has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.
          (c) Neither the Trust, the Company nor any of their respective Subsidiaries has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them or has disposed of any Hazardous Materials in a manner contrary to any Environmental Laws in each case in any manner that could reasonably be expected to result in a Material Adverse Effect.
          (d) All buildings on all real properties now owned, leased or operated by the Trust, the Company or any of their respective Subsidiaries are in compliance with applicable Environmental Laws, except where failure to comply could not reasonably be expected to result in a Material Adverse Effect.
     Section 5.20. REIT Status. The Trust has taken all action necessary to qualify as a real estate investment trust under the Code for the taxable years of the Trust ended December 31, 2003, 2004 and 2005 and has not taken any action which would prevent it from maintaining such qualification at all times during the term of this Agreement. Each corporate Subsidiary of the Trust is a “qualified REIT subsidiary” within the meaning of Section 856(i) of the Code.
Section 6. Representations of the Purchasers.
     Section 6.1. Purchase for Investment. Each Purchaser severally represents that it is purchasing the Notes for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof; provided that the disposition of such Purchaser’s or their property shall at all times be within such Purchaser’s or their control. Each Purchaser understands that the Notes have not been registered under the Securities Act, will bear a restrictive legend, and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes.
     Section 6.2. Source of Funds. Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source") to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:
     (a) the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the National Association of Insurance Commissioners (the “NAIC Annual Statement")) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed ten percent (10%) of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or
     (b) the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or
     (c) the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1, or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as have been disclosed by such Purchaser to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or
     (d) the Source constitutes assets of an “investment fund” (within the meaning of Part V of the QPAM Exemption) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part V of the QPAM Exemption), no employee benefit plan’s assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, as of the last day of its most recent calendar quarter, the QPAM does not own a 10% or more interest in the Company and no Person controlling or controlled by the QPAM (applying the definition of “control” in Section V(e) of the QPAM Exemption) owns a 20% or more interest in the Company (or less than 20% but greater than 10%, if such person exercises control over the management or policies of the Company by reason of its ownership interest) and (i) the identity of such QPAM and (ii) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Company in writing pursuant to this clause (d); or
     (e) the Source constitutes assets of a “plan(s)” (within the meaning of Section IV of PTE 96-23 (the “INHAM Exemption")) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV of the INHAM exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a Person controlling or controlled by the INHAM (applying the definition of “control” in Section IV(d) of the INHAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or
     (f) the Source is a governmental plan; or
     (g) the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (g); or
     (h) the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.
     As used in this Section 6.2, the terms “employee benefit plan”, “governmental plan”, “party in interest” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.
     Section 6.3. Purchaser Status. Each Purchaser severally represents that it (a) is either (i) an “accredited investor” as defined in Rule 501(a) under the Securities Act or (ii) a Person that has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Notes and (b) has been given the opportunity to access the records of the Trust and the Company and has made its own independent analysis and investigation into the business, operations, financial condition and general creditworthiness of the Trust and the Company and has made its own independent decision to acquire the Notes pursuant to the terms and conditions set forth in this Agreement, except that such Purchaser has relied on the accuracy of the representations, warranties and covenants of the Trust and the Company contained herein, in other agreements referred to herein (including, without limitation, the Trust Guaranty) and in the Memorandum. Each initial Purchaser further severally represents that one of the statements in Section 6.2(a) through (e) is an accurate representation as to the source of funds used by it to pay the purchase price of the Notes purchased by it hereunder.
     Section 6.4. Organization; Power and Authority. Each Purchaser severally represents that it is an entity duly organized and validly existing under the laws of the state of its organization, that it has the corporate power and authority to execute and deliver this Agreement and that this Agreement has been duly authorized by all necessary corporate action on the part of such Purchaser.
Section 7. Information as to the Company.
     Section 7.1. Financial and Business Information. The Trust shall deliver to each holder of Notes that is an Institutional Investor:
     (a) Quarterly Statements — within 45 days (or such shorter period as is 15 days greater than the period applicable to the filing of the Trust’s Quarterly Report on Form 10-Q (the “Form 10-Q”) with the SEC regardless of whether the Trust is subject to the filing requirements thereof) after the end of each quarterly fiscal period in each fiscal year of the Trust (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of:
     (i) a consolidated balance sheet of the Trust and its Subsidiaries as at the end of such quarter, and
     (ii) consolidated and combined statements of operations, shareholders’ equity, partners’ capital and cash flows of the Trust and its Subsidiaries for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer of the Trust and the Company as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments; provided that delivery within the time period specified above of copies of the Trust’s Form 10-Q prepared in compliance with the requirements therefor and filed with the SEC shall be deemed to satisfy the requirements of this Section 7.1(a); provided, further, that the Trust shall be deemed to have made such delivery of such Form 10-Q if it shall have timely made such Form 10-Q available on “EDGAR” and on its home page on the worldwide web (at the date of this Agreement located at: http://www.first-potomac.com) and shall have given each Purchaser prior notice of such availability on EDGAR and on its home page in connection with each delivery (such availability and notice thereof being referred to as “Electronic Delivery");
     (b) Annual Statements — within 90 days (or such shorter period as is 15 days greater than the period applicable to the filing of the Trust’s Annual Report on Form 10-K (the “Form 10-K”) with the SEC regardless of whether the Trust is subject to the filing requirements thereof) after the end of each fiscal year of the Trust, duplicate copies of,
     (i) a consolidated balance sheet of the Trust and its Subsidiaries, as at the end of such year, and
     (ii) consolidated and combined statements of operations, shareholders’ equity, partners’ capital and cash flows of the Trust and its Subsidiaries, for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon of independent public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with the standards of the Public Company Accounting Oversight Board (United States), and that such audit provides a reasonable basis for such opinion in the circumstances, provided that the delivery within the time period specified above of the Trust’s Form 10-K for such fiscal year (together with the Trust’s annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act) prepared in accordance with the requirements therefor and filed with the SEC, shall be deemed to satisfy the requirements of this Section 7.1(b); provided, further, that the Trust shall be deemed to have made such delivery of such Form 10-K if it shall have timely made Electronic Delivery thereof;
     (c) SEC and Other Reports — promptly upon their becoming available, one copy, which may be made by Electronic Delivery, of (i) each financial statement, report, notice or proxy statement sent by the Trust, the Company or any of their respective Subsidiaries to its principal lending banks as a whole (excluding information sent to such banks in the ordinary course of administration of a bank facility, such as information relating to pricing and borrowing availability or to its public securities holders generally) and (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such holder), and each prospectus and all amendments thereto filed by the Trust, the Company or any of their respective Subsidiaries with the SEC and of all press releases and other statements made available generally by the Trust, the Company or any of their respective Subsidiaries to the public concerning developments that are Material;
     (d) Notice of Default or Event of Default — promptly, and in any event within five days after a Responsible Officer of the Trust or the Company becoming aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section 11(f), a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;
     (e) ERISA Matters — promptly, and in any event within five days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Trust, the Company or an ERISA Affiliate proposes to take with respect to any event, transaction or condition that could reasonably be expected to result in the incurrence of any liability by the Trust, the Company or any ERISA Affiliate pursuant to Title I of ERISA or the penalty or excise tax provisions of the Code or ERISA relating to employee benefit plans, if such liability, taken together with any other such liabilities then existing, could reasonably be expected to have a Material Adverse Effect;
     (f) Notices from Governmental Authority — promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Trust, the Company or any of their respective Subsidiaries from any Federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect; and
     (g) Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Trust, the Company or any of their respective Subsidiaries (including actual copies of the Trust’s Form 10-Q and Form 10-K) or relating to the ability of the Company to perform its obligations hereunder and under the Notes or relating to the ability of the Trust to perform its obligations hereunder and under the Trust Guaranty, in each such case as from time to time may be reasonably requested by any such holder of Notes.
     Section 7.2. Officer’s Certificate. Each set of quarterly and annual financial statements delivered to a holder of Notes pursuant to Section 7.1(a) or Section 7.1(b) shall be accompanied by a certificate of a Senior Financial Officer of the Trust and the Company setting forth (which, in the case of Electronic Delivery of such financial statements, shall be by separate concurrent delivery of such certificate to each holder of Notes):
     (a) Covenant Compliance — the information (including detailed calculations) required in order to establish whether the Trust and the Company were in compliance with the requirements of Sections 10.1 through 10.4, inclusive, during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence); and
     (b) Event of Default — a statement that such Senior Financial Officer of the Trust and the Company has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Trust, the Company or their respective Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including, without limitation, any such event or condition resulting from the failure of the Trust, the Company or any of their respective Subsidiaries to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Trust or the Company shall have taken or proposes to take with respect thereto.
     Section 7.3. Visitation. The Trust and the Company shall permit the representatives of each holder of Notes that is an Institutional Investor:
     (a) No Default — if no Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the Trust and the Company, to visit the principal executive office of the Trust or the Company, as the case may be, to discuss the affairs, finances and accounts of the Trust, the Company and their respective Subsidiaries with the Trust’s and the Company’s officers, and to visit the other offices and properties of the Trust, the Company or each of their respective Subsidiaries, all at such reasonable times and as often as may be reasonably requested in writing; and
     (b) Default — if an Event of Default then exists, at the expense of the Trust and the Company to visit and inspect any of the offices or properties of the Trust, the Company or any of their respective Subsidiaries to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision each of the Trust and the Company authorize said accountants to discuss the affairs, finances and accounts of the Trust, the Company and their respective Subsidiaries), all at such times and as often as may be requested.
Section 8. Prepayment of the Notes.
     Section 8.1. Maturity. As provided therein, the entire unpaid principal balance of the Notes shall be due and payable on the stated maturity date thereof.

     Section 8.2. Optional Prepayments with Make-Whole Amount. The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Notes, in an amount not less than 10% of the aggregate principal amount of the Notes then outstanding (but if in the case of a partial prepayment, then against each Series of Notes in proportion to the aggregate principal amount outstanding of each Series of Notes), at 100% of the principal amount so prepaid, together with interest accrued thereon to the date of such prepayment, and the Make-Whole Amount determined for the prepayment date with respect to such principal amount; provided that the Company may prepay at any time on or after June 15, 2011, all, or from time to time any part, of the Series A Notes without making any pro rata or other corresponding prepayment of the Series B Notes, if at such time (i) the Company’s senior, unsecured long-term indebtedness for borrowed money shall not be rated below Investment Grade by any Rating Agency or (ii) the Company’s senior, unsecured long-term indebtedness for borrowed money is not rated by any Rating Agency, the Company shall apply to a Rating Agency or Rating Agencies for a rating of its senior, unsecured long-term indebtedness for borrowed money and such indebtedness shall not be rated below Investment Grade by any of such Rating Agencies. The Company will give each holder of Notes of such Series written notice of each optional prepayment under this Section 8.2 not less than 30 days and not more than 60 days prior to the date fixed for such prepayment. Each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of the Notes of such Series to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.4), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer of the Trust and the Company as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two Business Days prior to such prepayment, the Company shall deliver to each holder of Notes a certificate of a Senior Financial Officer of the Trust and the Company specifying the calculation of such Make-Whole Amount as of the specified prepayment date.
     Section 8.3. Change in Control. (a) Notice of Change in Control or Control Event. The Trust and the Company will, within five Business Days after any Responsible Officer of the Trust or the Company has knowledge of the occurrence of any Change in Control or Control Event, give written notice of such Change in Control or Control Event to each holder of Notes unless notice in respect of such Change in Control (or the Change in Control contemplated by such Control Event) shall have been given pursuant to subparagraph (b) of this Section 8.3. If a Change in Control has occurred, such notice shall contain and constitute an offer to prepay Notes as described in subparagraph (c) of this Section 8.3 and shall be accompanied by the certificate described in subparagraph (g) of this Section 8.3.
          (b) Condition to Company Action. Neither the Trustee nor the Company will not take any action that consummates or finalizes a Change in Control unless (i) at least 30 days prior to such action they shall have given to each holder of Notes written notice containing and constituting an offer to prepay Notes as described in subparagraph (c) of this Section 8.3, accompanied by the certificate described in subparagraph (g) of this Section 8.3, and (ii) contemporaneously with such action, the Company prepays all Notes required to be prepaid in accordance with this Section 8.3.

          (c) Offer to Prepay Notes. The offer to prepay Notes contemplated by subparagraphs (a) and (b) of this Section 8.3 shall be an offer to prepay, in accordance with and subject to this Section 8.3, all, but not less than all, the Notes held by each holder (in this case only, “holder” in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) on a date specified in such offer (the “Proposed Prepayment Date"). If such Proposed Prepayment Date is in connection with an offer contemplated by subparagraph (a) of this Section 8.3, such date shall be not less than 30 days and not more than 120 days after the date of such offer (if the Proposed Prepayment Date shall not be specified in such offer, the Proposed Prepayment Date shall be the first Business Day after the 45th day after the date of such offer).
          (d) Acceptance/Rejection. A holder of Notes may accept the offer to prepay made pursuant to this Section 8.3 by causing a notice of such acceptance to be delivered to the Company not later than 15 days after receipt by such holder of the most recent offer of prepayment. A failure by a holder of Notes to respond to an offer to prepay made pursuant to this Section 8.3 shall be deemed to constitute a rejection of such offer by such holder.
          (e) Prepayment. Prepayment of the Notes to be prepaid pursuant to this Section 8.3 shall be at 100% of the principal amount of such Notes, together with interest on such Notes accrued to the date of prepayment, but without Make-Whole Amount or other premium. The prepayment shall be made on the Proposed Prepayment Date except as provided in subparagraph (f) of this Section 8.3.
          (f) Deferral Pending Change in Control. The obligation of the Company to prepay Notes pursuant to the offers required by subparagraph (c) and accepted in accordance with subparagraph (d) of this Section 8.3 is subject to the occurrence of the Change in Control in respect of which such offers and acceptances shall have been made. In the event that such Change in Control has not occurred on the Proposed Prepayment Date in respect thereof, the prepayment shall be deferred until, and shall be made on, the date on which such Change in Control occurs. The Trust and the Company shall keep each holder of Notes reasonably and timely informed of (i) any such deferral of the date of prepayment, (ii) the date on which such Change in Control and the prepayment are expected to occur, and (iii) any determination by the Company that efforts to effect such Change in Control have ceased or been abandoned (in which case the offers and acceptances made pursuant to this Section 8.3 in respect of such Change in Control shall be deemed rescinded).
          (g) Officer’s Certificate. Each offer to prepay the Notes pursuant to this Section 8.3 shall be accompanied by a certificate, executed by a Senior Financial Officer of the Trust and the Company and dated the date of such offer, specifying: (i) the Proposed Prepayment Date; (ii) that such offer is made pursuant to this Section 8.3; (iii) the principal amount of each Note offered to be prepaid; (iv) the interest that would be due on each Note offered to be prepaid, accrued to the Proposed Prepayment Date; (v) that the conditions of this Section 8.3 have been fulfilled; and (vi) in reasonable detail, the nature and date or proposed date of the Change in Control.
          (h) Certain Definitions. Any one of the following shall constitute a “Change in Control":

     (i) the failure of any two of (1) Douglas Donatelli, for any reason, to cease to retain the titles of President, Chief Executive Officer and Trustee of the Trust, or (2) Nicholas R. Smith, for any reason, to cease to retain the titles of Executive Vice President and Chief Investment Officer, or (3) Barry H. Bass, for any reason, to cease to retain the titles of Executive Vice President and Chief Financial Officer, and in each case, to perform the functions typically performed under such respective offices and to be actively involved in strategic planning and decision-making for the Trust, unless within six (6) months after such failure, the Board of Directors or Board of Trustees of the Trust has duly elected or appointed a qualified substitute to replace such individual; or
     (ii) the occurrence of any transaction in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of a majority of shares of all classes of stock then outstanding of the Trust ordinarily entitled to vote in the election of directors or trustees who did not have such power before such transaction; or during any twelve-month period on or after the date of the Closing, individuals who at the beginning of such period constituted the Board of Directors or the Board of Trustees of the Trust (together with any new directors or trustees whose election by the Board of Directors or the Board of Trustees or whose nomination for election by the shareholders of the Trust was approved by a vote of at least a majority of the members of the Board of Directors or the Board of Trustees then in office who either were members of the Board of Directors or the Board of Trustees at the beginning of such period or whose election or nomination for election was previously so approved) ceased for any reason to constitute a majority of the members of the Board of Directors or the Board of Trustees of the Trust then in office.
     “Control Event” means:
     (i) the execution by the Trust, the Company or any of their respective Subsidiaries or Affiliates of any agreement or letter of intent with respect to any proposed transaction or event or series of transactions or events which, individually or in the aggregate, may reasonably be expected to result in a Change in Control,
     (ii) the execution of any written agreement which, when fully performed by the parties thereto, would result in a Change in Control, or
     (iii) the making of any written offer by any person (as such term is used in Section 13(d) and Section 14(d)(2) of the Exchange Act as in effect on the date of the Closing) or related persons constituting a group (as such term is used in Rule 13d-5 under the Exchange Act as in effect on the date of the Closing) to the holders of the Equity Interests of the Trust, which offer, if accepted by the requisite number of holders, would result in a Change in Control.
     (i) All calculations contemplated in this Section 8.3 involving the Equity Interests of any Person shall be made with the assumption that all convertible Securities of such Person then outstanding and all convertible Securities issuable upon the exercise of any warrants, options and other rights outstanding at such time were converted at such time and that all options, warrants and similar rights to acquire shares of capital stock of such Person were exercised at such time.
     Section 8.4. Allocation of Partial Prepayments. In the case of each partial prepayment of the Notes pursuant to Section 8.2, the principal amount of the Notes to be prepaid shall be (a) allocated among each Series of Notes in proportion to the aggregate unpaid principal amount of each such Series of Notes and (b) allocated pro rata among all holders of each Series of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment; provided that any prepayment of the Series A Notes on or after June 15, 2011 pursuant to the proviso to the first sentence of Section 8.2, shall be applied only to the Series A Notes. All partial prepayments made pursuant to Section 8.3 shall be applied only to the Notes of the holders who have elected to participate in such prepayment.
     Section 8.5. Maturity; Surrender, Etc. In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment (which shall be a Business Day), together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.
     Section 8.6. Purchase of Notes. Neither the Trust nor the Company will nor will they permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except (a) upon the payment or prepayment of the Notes in accordance with the terms of this Agreement and the Notes or (b) pursuant to an offer to purchase made by the Trust, the Company or an Affiliate pro rata to the holders of all Notes at the time outstanding upon the same terms and conditions. Any such offer shall provide each holder with sufficient information to enable it to make an informed decision with respect to such offer, and shall remain open for at least 15 Business Days. If the holders of more than 33 1/3% of the principal amount of the Notes then outstanding accept such offer, the Company shall promptly notify the remaining holders of such fact and the expiration date for the acceptance by holders of Notes of such offer shall be extended by the number of days necessary to give each such remaining holder at least 10 Business Days from its receipt of such notice to accept such offer. The Company will promptly cancel all Notes of each Series acquired by it, the Trust or any Affiliate pursuant to any payment, prepayment or purchase of Notes pursuant to any provision of this Agreement and no Notes of any Series may be issued in substitution or exchange for any such Notes.
     Section 8.7. Make-Whole Amount. The term “Make-Whole Amount” means, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal; provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

     “Called Principal” means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.
     “Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.
     “Reinvestment Yield” means, with respect to the Called Principal of any Note, 0.50% (50 basis points) over the yield to maturity implied by (i) the yields reported as of 10:00 a.m. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1 on Bloomberg Financial Markets (“Bloomberg") or, if Page PX1 (or its successor screen on Bloomberg) is unavailable, the Telerate Access Service screen which corresponds most closely to Page PX1 for the most recently issued actively traded U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable (including by way of interpolation), the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. Such implied yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the actively traded U.S. Treasury security with the maturity closest to and greater than such Remaining Average Life and (2) the actively traded U.S. Treasury security with the maturity closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.
     “Remaining Average Life” means, with respect to any Called Principal, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (a) such Called Principal into (b) the sum of the products obtained by multiplying (i) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (ii) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.
     “Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such

Called Principal were made prior to its scheduled due date; provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2 or 12.1.
     “Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.
Section 9. Affirmative Covenants.
     The Obligors, jointly and severally, covenant that so long as any of the Notes are outstanding:
     Section 9.1. Compliance with Law. The Obligors will, and will cause each of their respective Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, ERISA, the USA Patriot Act and Environmental Laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     Section 9.2. Insurance. The Obligors will, and will cause each of their respective Subsidiaries to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.
     Section 9.3. Maintenance of Properties. The Obligors will, and will cause each of their respective Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times; provided that this Section 9.3 shall not prevent either Obligor or any of their respective Subsidiaries from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Obligors have concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     Section 9.4. Payment of Taxes and Claims. The Obligors will, and will cause each of their respective Subsidiaries to, file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of either of the Obligors or any of their respective Subsidiaries; provided that neither Obligor nor any of their respective Subsidiaries need pay any such tax or assessment or claims if (a) the amount, applicability or validity thereof is contested by such Obligor or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and such Obligor or such Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of such Obligor or such Subsidiary or (b) the nonpayment of all such taxes, assessments and claims in the aggregate could not reasonably be expected to have a Material Adverse Effect.
     Section 9.5. Legal Existence, Etc. Subject to Section 10.5, the Obligors will at all times preserve and keep in full force and effect their respective legal existence. Subject to Section 10.5, the Obligors will at all times preserve and keep in full force and effect the legal existence of each of their respective Subsidiaries (unless merged into an Obligor or a Wholly-owned Subsidiary) and all rights and franchises of the Obligors and their respective Subsidiaries unless, in the good faith judgment of the Obligors, the termination of or failure to preserve and keep in full force and effect such legal existence, right or franchise could not, individually or in the aggregate, have a Material Adverse Effect.
     Without limiting the foregoing:
     (a) the Company will at all times take such action as may be necessary to maintain its status as a “partnership” and not as an association taxable as a corporation, in any such case for Federal income tax purposes and will not cause or permit any modification, waiver, supplement or amendment of the Limited Partnership Agreement to be entered into if, after giving effect thereto, a Default or Event of Default would exist; and
     (b) the Trust will at all times maintain its qualification as a real estate investment trust under the Code and the applicability to the Trust and its stockholders of the method of taxation provided for in Section 857(b) of the Code and any successor provision thereto and will continue to operate as a self-directed and self-administered real estate investment trust and will not engage in any business other than the business of acting as a real estate investment trust and serving as the general partner of the Company.
     Section 9.6. Notes to Rank Pari Passu. The Notes and all other obligations under this Agreement of the Company are and at all times shall rank at least pari passu in right of payment with all other present and future unsecured Senior Indebtedness (actual or contingent) of the Company which is not expressed to be subordinate or junior in rank to any other unsecured Senior Indebtedness of the Company.

     Section 9.7. Guaranty by Subsidiaries. The Obligors will cause each of their respective Subsidiaries which at any time and from time to time either (a) owns any Eligible Unencumbered Property or (b) becomes, directly or indirectly, an obligor, borrower or guarantor in respect of Indebtedness to concurrently with the date of acquisition of such Unencumbered Asset or the date on which such Subsidiary becomes an obligor, borrower or guarantor in respect of Indebtedness, as the case may be, enter into a Subsidiary Guaranty, and within five Business Days thereafter will deliver to each of the holders of the Notes the following items:
     (i) an executed counterpart of such Subsidiary Guaranty or joinder agreement in respect of an existing Subsidiary Guaranty, as appropriate;
     (ii) a certificate signed by the President, a Vice President or another authorized Responsible Officer of such Subsidiary making representations and warranties to the effect of those contained in Sections 5.1, 5.2, 5.6 and 5.7, but with respect to such Subsidiary and such Subsidiary Guaranty, as applicable;
     (iii) such documents and evidence with respect to such Subsidiary as the Required Holders may reasonably request in order to establish the existence and good standing of such Subsidiary and the authorization of the transactions contemplated by such Subsidiary Guaranty; and
     (iv) an opinion of counsel (which may be in-house counsel to the Company) satisfactory to the Required Holders to the effect that such Subsidiary Guaranty has been duly authorized, executed and delivered and constitutes the legal, valid and binding contract and agreement of such Subsidiary enforceable in accordance with its terms, except as an enforcement of such terms may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.
     Section 9.8. Books and Records. The Obligors will, and will cause each of their respective Subsidiaries to, maintain proper books of record and account in conformity with GAAP and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over such Obligor, or such Subsidiary, as the case may be.
Section 10. Negative Covenants.
     The Obligors, jointly and severally, covenant that so long as any of the Notes are outstanding:
     Section 10.1. Consolidated Tangible Net Worth. The Obligors will at all times keep and maintain Consolidated Tangible Net Worth at an amount not less than the sum of (a) $250,000,000 plus (b) an aggregate amount equal to 80% of the net proceeds received by either of the Obligors from the issuance of any Equity Interests.

     Section 10.2. Fixed Charges Coverage Ratio. The Obligors as at the end of each fiscal quarter will keep and maintain the ratio of Consolidated Adjusted EBITDA to Consolidated Fixed Charges for each period of four consecutive fiscal quarters at not less than 1.5 to 1.0.
     Section 10.3. Limitations on Indebtedness. (a) The Obligors will not at any time permit Consolidated Total Indebtedness to exceed 65% of Consolidated Gross Asset Value.
          (b) The Obligors will not at any time permit the ratio of the Value of Unencumbered Properties to Unsecured Consolidated Total Indebtedness to be less than 1.5 to 1.0.
          (c) The Obligors will not at any time permit Secured Consolidated Total Indebtedness to exceed the following percentages of Consolidated Gross Asset Value:

Percent of Consolidated
During the period	Gross Asset Value
From and including the date of the Closing through and including December 31, 2006	50%

From and including January 1, 2007 through and including December 31, 2007	45%

From and including January 1, 2008 and thereafter	40%
     Section 10.4. Distributions. (a) The Company will not, directly or indirectly, declare, make or incur any liability to declare or make any Distribution during any fiscal year which, when taken together with all other Distributions in such fiscal year, would in the aggregate exceed an amount equal to (a) 95% of Funds From Operations of the Obligors and their Subsidiaries for such fiscal year if no Event of Default under Section 11(a) or (b) shall have occurred and be continuing or (b) if an Event of Default under Sections 11(a) or (b) shall have occurred and be continuing, any Distributions; provided, however, that the Company may at all times (including while an Event of Default under Section 11(a) or (b) shall have occurred and be continuing) make Distributions to the extent (after taking into account all available funds of the Trust from all other sources) required, but only to the extent required, to permit the Trust to maintain its status as “real estate investment trust” within the meaning of Section 856 of the Code.
          (b) The Trust will not, during any period when an Event of Default under Section 11(a) or (b) shall have occurred and be continuing, make any Distributions in excess of the minimum Distributions required to be made by the Trust in order to maintain its status a “real estate investment trust” within the meaning of Section 856 of the Code.
     Section 10.5. Mergers, Consolidations, Etc. The Obligors will not, and will not permit any Subsidiary to, consolidate with or be a party to a merger with any other Person, or sell, lease or otherwise dispose of all or substantially all of its assets; provided that:

     (a) any Subsidiary may merge or consolidate with or into an Obligor or any Wholly-owned Subsidiary so long as in (i) any merger or consolidation involving an Obligor, such Obligor shall be the surviving or continuing Person and (ii) in any merger or consolidation involving a Wholly-owned Subsidiary (and not an Obligor), the Wholly-owned Subsidiary shall be the surviving or continuing Person;
     (b) the Company may consolidate or merge with or into any other Person if (i) the Person which results from such consolidation or merger (the “Surviving Person") is organized under the laws of any state of the United States or the District of Columbia, (ii) the due and punctual payment of the principal of and premium, if any, and interest on all of the Notes, according to their tenor, and the due and punctual performance and observation of all of the covenants in the Notes and this Agreement to be performed or observed by the Company are expressly assumed in writing by the Surviving Person and the Surviving Person shall furnish to the holders of the Notes an opinion of counsel satisfactory to the Required Holders to the effect that the instrument of assumption has been duly authorized, executed and delivered and constitutes the legal, valid and binding contract and agreement of the Surviving Person enforceable in accordance with its terms, except as enforcement of such terms may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles, (iii) the Trust and each Subsidiary Guarantor shall have affirmed in writing its respective obligations under the Trust Guaranty or the Subsidiary Guaranty, as the case may be, and (iv) at the time of such consolidation or merger and immediately after giving effect thereto, no Default or Event of Default would exist;
     (c) the Company may sell or otherwise dispose of all or substantially all of its assets to any Person for consideration which represents the fair market value of such assets (as determined in good faith by the Board of Trustees of Trust at the time of such sale or other disposition if (i) the acquiring Person (the “Acquiring Person") is a Person organized under the laws of any state of the United States or the District of Columbia, (ii) the due and punctual payment of the principal of and premium, if any, and interest on all the Notes, according to their tenor, and the due and punctual performance and observance of all of the covenants in the Notes and in this Agreement to be performed or observed by the Company are expressly assumed in writing by the Acquiring Person and the Acquiring Person shall furnish to the holders of the Notes an opinion of counsel satisfactory to the Required Holders to the effect that the instrument of assumption has been duly authorized, executed and delivered and constitutes the legal, valid and binding contract and agreement of such Acquiring Person enforceable in accordance with its terms, except as enforcement of such terms may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles, (iii) the Trust and each Subsidiary Guarantor shall have affirmed in writing its respective obligations under the Trust Guaranty or the Subsidiary Guaranty, as the case may be, and (iv) at the time of such sale or disposition and immediately after giving effect thereto, no Default or Event of Default would exist;

     (d) the Trust may consolidate or merge with or into any other Person if (i) the Surviving Person is organized under the laws of any state of the United States or the District of Columbia, (ii) the due and punctual performance and observation of all of the covenants in this Agreement and the Trust Guaranty to be performed or observed by the Trust are expressly assumed in writing by the Surviving Person and the Surviving Person shall furnish to the holders of the Notes an opinion of counsel satisfactory to the Required Holders to the effect that the instrument of assumption has been duly authorized, executed and delivered and constitutes the legal, valid and binding contract and agreement of the Surviving Person enforceable in accordance with its terms, except as enforcement of such terms may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles, (iii) each Subsidiary Guarantor shall have affirmed in writing its obligations under the Subsidiary Guaranty to which it is a party, and (iv) at the time of such consolidation or merger and immediately after giving effect thereto, no Default or Event of Default would exist; and
     (e) the Trust may sell or otherwise dispose of all or substantially all of its assets to any Person for consideration which represents the fair market value of such assets (as determined in good faith by the Board of Trustees of the Trust) at the time of such sale or other disposition if (i) the Acquiring Person is a Person organized under the laws of any state of the United States or the District of Columbia, (ii) the due and punctual performance and observance of all of the covenants in this Agreement and the Trust Guaranty to be performed or observed by the Trust are expressly assumed in writing by the Acquiring Person and the Acquiring Person shall furnish to the holders of the Notes an opinion of counsel satisfactory to the Required Holders to the effect that the instrument of assumption has been duly authorized, executed and delivered and constitutes the legal, valid and binding contract and agreement of such Acquiring Person enforceable in accordance with its terms, except as enforcement of such terms may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles, (iii) each Subsidiary Guarantor shall have affirmed in writing its obligations under the Subsidiary Guaranty to which it is a party, and (iv) at the time of such sale or disposition and immediately after giving effect thereto, no Default or Event of Default would exist.
     Section 10.6. Transactions with Affiliates. The Obligors will not and will not permit any of their respective Subsidiaries to enter into directly or indirectly any transaction or group of related transactions (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than such Obligor or another Subsidiary), except in the ordinary course and pursuant to the reasonable requirements of such Obligor’s or such Subsidiary’s business and either (a) upon fair and reasonable terms no less favorable to such Obligor or such Subsidiary than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate or (b) such transaction or group of related transactions is approved by a majority of the disinterested directors or trustees of the board of directors or trustees of the Trust.

     Section 10.7. Line of Business. Neither Obligor will nor will any Obligor permit any of its respective Subsidiaries to engage in any business if, as a result, the general nature of the business in which such Obligor and its Subsidiaries, taken as a whole, would then be engaged would be substantially changed from the general nature of the business in which such Obligor and its Subsidiaries, taken as a whole, are engaged on the date of this Agreement as described in the Memorandum; provided that in no event shall a change in the property class in respect of which the Obligors make investments be deemed to be a change in the line of business of either Obligor.
     Section 10.8. Terrorism Sanctions Regulations. The Obligors will not and will not permit any of their respective Subsidiaries to (a) become a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (b) engage in any dealings or transactions with any such Person.
Section 11. Events of Default.
          An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:
     (a) the Company defaults in the payment of any principal or Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or
     (b) the Company defaults in the payment of any interest on any Note for more than five Business Days after the same becomes due and payable; or
     (c) the Obligors default in the performance of or compliance with any term contained in Section 7.1(d) or Sections 10.1 through 10.5 and any such default is not remedied within 10 days after the occurrence of such default; or
     (d) either Obligor defaults in the performance of or compliance with any term contained herein (other than those referred to in Sections 11(a), (b) and (c)) or the Trust or any Subsidiary Guarantor defaults in the performance of or compliance with any term contained in the Trust Guaranty or any Subsidiary Guaranty, as the case may be, and any such default is not remedied within 30 days after the earlier of (i) a Responsible Officer of the Trust or the Company obtaining actual knowledge of such default and (ii) the Obligors receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 11(d)); or
     (e) any representation or warranty made in writing by or on behalf of the Trust, the Company or any Subsidiary Guarantor or by any officer of the Trust, the Company or any Subsidiary Guarantor in this Agreement, the Trust Guaranty or in any Subsidiary Guaranty, as the case may be, or in any writing furnished in connection with the transactions contemplated hereby or thereby proves to have been false or incorrect in any material respect on the date as of which made; or
     (f) (i) the Trust, the Company or any Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Indebtedness that is outstanding in an aggregate principal amount of at least $20,000,000 beyond any period of grace provided with respect thereto, or (ii) the Trust, the Company or any Subsidiary is in default in the performance of or compliance with any term of any evidence of any Indebtedness in an aggregate outstanding principal amount of at least $20,000,000 or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared (or one or more Persons are entitled to declare such Indebtedness to be), due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Indebtedness to convert such Indebtedness into equity interests), (1) the Trust, the Company or any Subsidiary has become obligated to purchase or repay Indebtedness before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $20,000,000, or (2) one or more Persons have the right to require the Trust, the Company or any Subsidiary so to purchase or repay such Indebtedness; or
     (g) the Trust, the Company, any Subsidiary Guarantor or any other Material Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or
     (h) a court or Governmental Authority of competent jurisdiction enters an order appointing, without consent by the Trust, the Company, any Subsidiary Guarantor or any other Material Subsidiary, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Trust, the Company, any Subsidiary Guarantor or any other Material Subsidiary, or any such petition shall be filed against the Trust, the Company, any Subsidiary Guarantor or any other Material Subsidiary and such petition shall not be dismissed within 60 days; or

     (i) a final judgment or judgments for the payment of money aggregating in excess of $20,000,000 are rendered against one or more of the Trust, the Company or any of their respective Subsidiaries, and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or
     (j) if (i) the Trust, the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I of ERISA or the penalty or excise tax provisions of the Code or ERISA relating to employee benefit plans, or (ii) the Trust, the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits other than continuation coverage required under Section 4980B of the Code, ERISA, or any similar law that could reasonably be expected to have a Material Adverse Effect; or
     (k) the Trust Guaranty or any Subsidiary Guaranty shall cease to be in full force and effect for any reason whatsoever, including, without limitation, a determination by any Governmental Authority that the Trust Guaranty or such Subsidiary Guaranty is invalid, void or unenforceable or the Trust or any Subsidiary Guarantor which is a party to such Subsidiary Guaranty shall contest or deny in writing the validity or enforceability of any of its obligations under the Trust Guaranty or such Subsidiary Guaranty, as the case may be, but excluding any Subsidiary Guaranty which ceases to be in full force and effect in accordance with and by reason of the express provisions of Section 2.4(b).
As used in Section 11(j), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in Section 3 of ERISA.
Section 12. Remedies on Default, Etc.
     Section 12.1. Acceleration. (a) If an Event of Default with respect to the Trust or the Company described in Section 11(g) or (h) (other than an Event of Default described in clause (i) of Section 11(g) or described in clause (vi) of Section 11(g) by virtue of the fact that such clause encompasses clause (i) of Section 11(g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.
          (b) If any other Event of Default has occurred and is continuing, any holder or holders of more than 51% in principal amount of the Notes at the time outstanding may at any time at its or their option, by notice or notices to the Trust and the Company, declare all the Notes then outstanding to be immediately due and payable.
          (c) If any Event of Default described in Section 11(a) or (b) has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Trust and the Company, declare all the Notes held by it or them to be immediately due and payable.
          Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (i) all accrued and unpaid interest thereon (including, but not limited to, interest accrued thereon at the Default Rate) and (ii) the Make-Whole Amount determined in respect of such principal amount (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Trust and the Company acknowledge, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for), and that the provision for payment of a Make-Whole Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.
     Section 12.2. Other Remedies. If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.
     Section 12.3. Rescission. At any time after any Notes have been declared due and payable pursuant to Section 12.1(b) or (c), the holders of not less than 51% in principal amount of the Notes then outstanding, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Trust and the Company have paid all overdue interest on the Notes, all principal of and Make-Whole Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) neither the Trust, the Company nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.
     Section 12.4. No Waivers or Election of Remedies, Expenses, Etc. No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement or by any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Trust and the Company under Section 15, the Trust and the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.

Section 13. Registration; Exchange; Substitution of Notes.
     Section 13.1. Registration of Notes. The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.
     Section 13.2. Transfer and Exchange of Notes. Upon surrender of any Note to the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)) for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), within ten Business Days thereafter, the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, of the same Series in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit 1-A, Exhibit 1-B, as the case may be. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $100,000; provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $100,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.2.
     Section 13.3. Replacement of Notes. Upon receipt by the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and
     (a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $50,000,000 or a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

     (b) in the case of mutilation, upon surrender and cancellation thereof, within ten Business Days thereafter, the Company at its own expense shall execute and deliver, in lieu thereof, a new Note of the same Series, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.
Section 14. Payments on Notes.
     Section 14.1. Place of Payment. Subject to Section 14.2, payments of principal, Make-Whole Amount, if any, and interest becoming due and payable on the Notes shall be made in New York, New York at the principal office of Citibank, N.A. in such jurisdiction. The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.
     Section 14.2. Home Office Payment. So long as any Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, and interest by the method and at the address specified for such purpose below such Purchaser’s name in Schedule A hereto or by such other method or at such other address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1. The Company will make such payments in immediately available funds, no later than 11:00 a.m. New York, New York time on the date due. If for any reason whatsoever the Company does not make any such payment by such 11:00 a.m. transmittal time, such payment shall be deemed to have been made on the next following Business Day and such payment shall bear interest at the Default Rate set forth in the Note. Prior to any sale or other disposition of any Note held by a Purchaser or its nominee, such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes of the same Series pursuant to Section 13.2. The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by a Purchaser under this Agreement and that has made the same agreement relating to such Note as the Purchasers have made in this Section 14.2.
Section 15. Expenses, Etc.
     Section 15.1. Transaction Expenses. Whether or not the transactions contemplated hereby are consummated, the Trust and the Company, jointly and severally, agree to pay all costs and expenses (including reasonable attorneys’ fees of a special counsel and, if reasonably required by the Required Holders, local or other counsel) incurred by the Purchasers and each other holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement, the Notes, the Trust Guaranty or any Subsidiary Guaranty (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement, the Notes, the Trust Guaranty or any Subsidiary Guaranty or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, the Notes, the Trust Guaranty or any Subsidiary Guaranty, or by reason of being a holder of any Note, and (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company, the Trust or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes, the Trust Guaranty and any Subsidiary Guaranty. The Trust and the Company, jointly and severally, agree to pay, and will save each Purchaser and each other holder of a Note harmless from, all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by a Purchaser or other holder in connection with its purchase of the Notes).
     Section 15.2. Survival. The obligations of the Trustee and the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement, the Notes, the Trust Guaranty or any Subsidiary Guaranty, and the termination of this Agreement.
Section 16. Survival of Representations and Warranties; Entire Agreement.
          All representations and warranties contained herein or in the Trust Guaranty or in any Subsidiary Guaranty shall survive the execution and delivery of this Agreement, the Notes, the Trust Guaranty and any Subsidiary Guaranty, the purchase or transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of such Purchaser or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Trust or the Company pursuant to this Agreement shall be deemed representations and warranties of the Trust or the Company under this Agreement, as the case may be. Subject to the preceding sentence, this Agreement, the Notes, the Trust Guaranty and any Subsidiary Guaranty embody the entire agreement and understanding between each Purchaser, the Trust and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.
Section 17. Amendment and Waiver.
     Section 17.1. Requirements. This Agreement, the Notes, the Trust Guaranty and any Subsidiary Guaranty may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Trust, the Company and the Required Holders, except that (a) no amendment or waiver of any of the provisions of Section 1, 2, 3, 4, 5, 6 or 21 hereof, or any defined term (as it is used therein), will be effective as to any Purchaser unless consented to by such Purchaser in writing, and (b) no such amendment or waiver may, without the written consent of the holder of each

Note at the time outstanding affected thereby, (i) subject to the provisions of Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest or of the Make-Whole Amount on, the Notes, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, (iii) amend any of Section 8, 11(a), 11(b), 12, 17 or 20, or (iv) reduce or alter the scope of the Trust Guaranty or release the Trust from liability under the Trust Guaranty. As used herein and in the Notes, the term “this Agreement” and references thereto shall mean this Agreement, as it may from time to time be amended or supplemented.
     Section 17.2. Solicitation of Holders of Notes.
          (a) Solicitation. The Trust and the Company will provide each holder of the Notes (irrespective of the amount or Series of Notes then owned by it) with sufficient information, 45 days in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes. The Trust and the Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 17 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.
          (b) Payment. Neither the Trustee nor the Company will directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any holder of Notes of any Series as consideration for or as an inducement to the entering into by any holder of Notes of any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each holder of each Series of Notes then outstanding even if such holder did not consent to such waiver or amendment.
     Section 17.3. Binding Effect, Etc. Any amendment or waiver consented to as provided in this Section 17 applies equally to all holders of each Series of Notes and is binding upon them and upon each future holder of any Note of any Series and upon the Trust and the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Trust, the Company and the holder of any Note of any Series nor any delay in exercising any rights hereunder or under any Note of any Series shall operate as a waiver of any rights of any holder of such Note. As used herein, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.
     Section 17.4. Notes Held by Company, Etc. Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this

Agreement, the Notes, the Trust Guaranty or any Subsidiary Guaranty, or have directed the taking of any action provided herein or in the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Trust, the Company or any of their respective Affiliates shall be deemed not to be outstanding.
Section 18. Notices.
     All notices and communications provided for hereunder shall be in writing and sent (a) by telefacsimile if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:
     (i) if to any Purchaser or its nominee, to such Purchaser or nominee at the address specified for such communications in Schedule A hereto or at such other address as such Purchaser or nominee shall have specified to the Company in writing,
     (ii) if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing,
     (iii) if to the Trust, to the Trust at 7600 Wisconsin Avenue, 11th Floor, Bethesda, Maryland 20814, to the attention of Joel Bonder, Esq., General Counsel, or at such other address as the Trust shall have specified to the holder of each Note in writing,
     (iv) if to the Company, to the Company at its address set forth at the beginning hereof to the attention of Joel Bonder, Esq., General Counsel, or at such other address as the Company shall have specified to the holder of each Note in writing.
Notices under this Section 18 will be deemed given only when actually received.
Section 19. Reproduction of Documents.
     This Agreement, the Trust Guaranty, any Subsidiary Guaranty and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser at any Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser, may be reproduced by such Purchaser by any photographic, photostatic, electronic, digital or other similar process and such Purchaser may destroy any original document so reproduced. The Trust and the Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 19 shall not prohibit the Trust, the Company or any other holder of Notes of any Series from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.
Section 20. Confidential Information.
     For the purposes of this Section 20, “Confidential Information” means information delivered to any Purchaser by or on behalf of the Trust, the Company, or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified in writing when received by such Purchaser as being confidential information of the Trust, the Company or such Subsidiary, as the case may be; provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any Person acting on such Purchaser’s behalf, (c) otherwise becomes known to such Purchaser other than through disclosure by the Trust, the Company or any of their respective Subsidiaries or (d) constitutes financial statements delivered to such Purchaser under Section 7.1 that are otherwise publicly available. Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser; provided that such Purchaser may deliver or disclose Confidential Information to (i) its directors, trustees, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes), (ii) its financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 20, (iii) any other holder of any Note, (iv) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (v) any Person from which it offers to purchase any security of the Trust or the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser, (vii) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Notes and this Agreement. Notwithstanding the foregoing, in the event that a Purchaser is compelled to disclose Confidential Information pursuant to clause (viii)(w) (except where disclosure of the purchase of the Notes is to be made to any supervisory or regulatory body during the normal course of its exercise of its regulatory or supervisory function over such Purchaser and consistent with such Purchaser’s usual practice), (viii)(x) or (viii)(y) of the preceding sentence, such Purchaser shall use its reasonable best efforts to give the Company prompt notice of such pending disclosure and, to the extent practicable, the opportunity to seek a protective order or to pursue such further legal action as may be necessary to preserve the privileged nature and confidentiality of the Confidential Information. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement. On reasonable request by the Trust and the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Trust and the Company embodying the provisions of this Section 20.
Section 21. Substitution of Purchaser.
     Each Purchaser shall have the right to substitute any one of its Affiliates as the purchaser of the Notes that it has agreed to purchase hereunder, by written notice to the Trust and the Company, which notice shall be signed by both such Purchaser and such Affiliate, shall contain such Affiliate’s agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in this Section 21) shall be deemed to refer to such Affiliate in lieu of such original Purchaser. In the event that such Affiliate is so substituted as a Purchaser hereunder and such Affiliate thereafter transfers to such original Purchaser all of the Notes then held by such Affiliate, upon receipt by the Trust and the Company of notice of such transfer, any reference to such Affiliate as a “Purchaser” in this Agreement (other than in this Section 21) shall no longer be deemed to refer to such Affiliate, but shall refer to such original Purchaser, and such original Purchaser shall again have all the rights of an original holder of the Notes under this Agreement.
Section 22. Miscellaneous.
     Section 22.1. Successors and Assigns. All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.
     Section 22.2. Payments Due on Non-Business Days. Anything in this Agreement or the Notes to the contrary notwithstanding (but without limiting the requirement in Section 8.5 that the notice of any prepayment specify a Business Day as the date fixed for such prepayment), any payment of principal of or Make-Whole Amount or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; provided that if the maturity date of any Note is a date other than a Business Day, the payment otherwise due on such maturity date shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.
     Section 22.3. Accounting Terms. All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein, (a) all computations made pursuant to this Agreement shall be made in accordance with GAAP and (b) all financial statements shall be prepared in accordance with GAAP.
     Section 22.4. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.
     Section 22.5. Construction, Etc. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.
          For the avoidance of doubt, all Schedules and Exhibits attached to this Agreement shall be deemed to be a part hereof.
     Section 22.6. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.
     Section 22.7. Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York, excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.
     Section 22.8. Jurisdiction and Process; Waiver of Jury Trial. (a) The Trust and the Company, each for itself, irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the Notes. To the fullest extent permitted by applicable law, the Trust and the Company, each for itself, irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.
          (b) The Trust and the Company, each for itself, consents to process being served by or on behalf of any holder of Notes in any suit, action or proceeding of the nature referred to in Section 22.8(a) by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, return receipt requested, to it at its address specified in Section 18 or at such other address of which such holder shall then have been notified pursuant to said Section. The Trust and the Company, each for itself, agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.
          (c) Nothing in this Section 22.8 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against the Trust or the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.
          (d) The parties hereto hereby waive trial by jury in any action brought on or with respect to this Agreement, the Notes or any other document executed in connection herewith or therewith.
*  *  *  *  *

     If you are in agreement with the foregoing, please sign the form of agreement on a counterpart of this Agreement and return it to the Company, whereupon this Agreement shall become a binding agreement between and among you, the Trust and the Company.

Very truly yours,

First Potomac Realty Investment Limited Partnership

By:	First Potomac Realty Trust Its sole general partner

By:	/s/ Barry H. Bass

	Name: Title:	Barry H. Bass Executive Vice President and Chief Financial Officer

First Potomac Realty Trust

By:	/s/ Barry H. Bass

	Name: Title:	Barry H. Bass Executive Vice President and Chief Financial Officer

This Agreement is hereby accepted and agreed to as of the date thereof.

Beneficial Life Insurance Company

By:	/s/ Robert R. Dalley

Name: Robert R. Dalley
Title: Senior Vice President and CFO

Farm Bureau Life Insurance Company
Equitrust Life Insurance Company

By:	/s/ Herman Riva

Name: Herman Riva
Title: Senior Portfolio Manager

Ohio National Life Assurance Corporation

By:	/s/ Jed R. Martin

Name: Jed R. Martin
Title: Vice President, Private Placements

Pacific Life Insurance Company
(Nominee: Mac & Co)

By:	/s/ Ronald Hubbard

Name: Ronald Hubbard
Title: Assistant Vice President

By:	/s/ C.S. Dillion

Name: C.S. Dillion
Title: Assistant Secretary

Minnesota Life Insurance Company
By: Advantus Capital Management, Inc.

By:	/s/ Joseph Gogola

Name: Joseph Gogola
Title: Vice President

MTL Insurance Company
By: Advantus Capital Management, Inc.

By:	/s/ Joseph Gogola

Name: Joseph Gogola
Title: Vice President

Security National Life Insurance Company
By: Advantus Capital Management, Inc.

By:	/s/ Joseph Gogola

Name: Joseph Gogola
Title: Vice President

United Insurance Company of America
By: Advantus Capital Management, Inc.

By:	/s/ Joseph Gogola

Name: Joseph Gogola
Title: Vice President

Blue Cross and Blue Shield of Florida, Inc.
By: Advantus Capital Management, Inc.

By:	/s/ Kirsten Burton

Name: Kirsten Burton
Title: Vice President

The Catholic Aid Association
By: Advantus Capital Management, Inc.

By:	/s/ Kirsten Burton

Name: Kirsten Burton
Title: Vice President

Farm Bureau Life Insurance Company of Michigan
By: Advantus Capital Management, Inc.

By:	/s/ Kirsten Burton

Name: Kirsten Burton
Title: Vice President

Fort Dearborn Life Insurance Company
By: Advantus Capital Management, Inc.

By:	/s/ Kirsten Burton

Name: Kirsten Burton
Title: Vice President

United Life Insurance Company

By:	/s/ Chad Guenther

Name: Chad Guenther
Title: Analyst

Thrivent Financial For Lutherans

By:	/s/ Timothy P. Wegener

Name: Timothy P. Wegener
Title: Associate Portfolio Manager

Note:	Schedules and Exhibits are Omitted In Part and Will Be Provided to the Securities and Exchange Commission Upon Request.
Schedule B
(to Note Purchase Agreement)

Defined Terms
     As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:
     “Accounts Payable” means accounts payable of the Company, the Trust and their respective Subsidiaries, as determined in accordance with GAAP.
     “Acquiring Person” is defined in Section 10.5(c).
     “Affiliate” means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and with respect to the Company, shall include any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interests of the Company or any Subsidiary or any Person of which the Company and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interests. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.
     “Anti-Terrorism Order” means Executive Order No. 13,224 of September 24, 2001, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism, 66 U.S. Fed. Reg. 49,079 (2001), as amended.
     “Building(s)” means individually and collectively, the buildings, structures and improvements now or hereafter located on the Real Estate Assets.
     “Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed.
     “Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.
     “Capital Reserve” means as at any date of determination, a capital reserve equal to the weighted average square feet of the Real Estate Assets during the applicable period, multiplied by $0.15 per annum.
     “Capitalization Rate” means 8.25%.
     “Cash and Cash Equivalents” means as of any date of determination, the sum of (a) the aggregate amount of unrestricted cash then actually held by the Company or any of its Subsidiaries, (b) the aggregate amount of unrestricted cash equivalents (valued at fair market value) then held by the Company or any of its Subsidiaries and (c) the aggregate amount of cash
Schedule B
(to Note Purchase Agreement)

then actually held by the Company or any of its Subsidiaries in the form of tenant security deposits, but only to the extent such tenant security deposits are included as a liability on the Company’s consolidated balance sheet, escrows and reserves. As used in this definition, (i) “unrestricted” means the specified asset is not subject to any liens in favor of any Person, and (ii) “cash equivalents” means that such asset has a liquid, par value in cash and is convertible to cash on demand. Notwithstanding anything contained herein to the contrary, the term Cash and Cash Equivalents shall not include the commitments of the Revolving Credit Agreement Lenders to make Revolving Credit Agreement Loans pursuant to the Revolving Credit Agreement or to make any other extension of credit under the Revolving Credit Agreement.
     “Closing” is defined in Section 3.
     “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.
     “Company” means First Potomac Realty Investment Limited Partnership, a Maryland limited partnership or any successor that becomes such in the manner prescribed in Section 10.5.
     “Confidential Information” is defined in Section 20.
     “Consolidated Adjusted EBITDA” means as at any date of determination, an amount equal to (a) Consolidated EBITDA for the applicable period minus (b) the Capital Reserve on such date.
     “Consolidated EBITDA” means in relation to the Company, the Trust and their respective Subsidiaries for any applicable period, an amount equal to, without double-counting, the net income or loss of the Company, the Trust and their respective Subsidiaries determined in accordance with GAAP (before minority interests and excluding losses attributable to the sale or other disposition of assets and the adjustment for so-called “straight-line rent accounting”) for such period, plus (a) the following to the extent deducted in computing such Consolidated net income for such period: (i) Consolidated Total Interest Expense for such period, (ii) losses attributable to the sale or other disposition of assets or debt restructurings in such period, (iii) real estate depreciation and amortization for such period, and (iv) other non-cash charges for such period; and minus (b) all gains attributable to the sale or other disposition of assets or debt restructurings in such period, in each case adjusted to include the Company’s, the Trust’s or any Subsidiary’s pro rata share of EBITDA (and the items comprising EBITDA) from any Partially-Owned Entity in such period, based on its percentage ownership interest in such Partially-Owned Entity (or such other amount to which the Company, the Trust or such Subsidiary is entitled or for which the Company, the Trust or such Subsidiary is obligated based on an arm’s length agreement).
     “Consolidated Fixed Charges” means for any applicable period, an amount equal to the sum of (a) Consolidated Total Interest Expense for such period plus (b) the aggregate amount of scheduled principal payments of Indebtedness (excluding balloon payments at maturity) required to be made during such period by the Company, the Trust and their respective Subsidiaries on a consolidated basis plus (c) the dividends and distributions, if any, paid or required to be paid during such period on the Preferred Equity, if any, of the Company, the Trust and their respective Subsidiaries (other than dividends paid in the form of capital stock).
     “Consolidated Gross Asset Value” means of any date of determination, the sum of (a)(i) the Net Operating Income for the most recent fiscal quarter of all of the Real Estate Assets owned by the Company for at least two complete fiscal quarters, less the Management Fee Adjustment, with the sum thereof multiplied by (ii) 4; with the product thereof being divided by (iii) the Capitalization Rate plus (b) an amount equal to the Cost Basis Value of Real Estate Assets not owned for two complete fiscal quarters, plus (c) an amount equal to the Cost Basis Value of Real Estate Assets Under Development on such date, plus (d) the Cost Basis Value of Land on such date, plus (e) the Cost Basis Value of Mortgage Notes on such date, plus (f) the value of Cash and Cash Equivalents on such date, as determined in accordance with GAAP, provided that (1) Net Operating Income from Real Estate Assets valued at their Cost Basis Value shall be excluded, and (2) Net Operating Income from Real Estate Assets sold or otherwise transferred (unless transferred to a member of the Potomac Group (other than the Trust)) during the applicable quarter shall be excluded, with Consolidated Gross Asset Value being adjusted to include the Company’s, the Trust’s or any Subsidiary’s pro rata share of Net Operating Income (and the items comprising Net Operating Income) from any Partially-Owned Entity in such period, based on its percentage ownership interest in such Partially-Owned Entity (or such other amount to which the Company, the Trust or such Subsidiary is entitled or for which the Company, the Trust or such Subsidiary is obligated based on an arm’s length agreement).
     “Consolidated Tangible Net Worth” means as of any date of determination, an amount equal to the Consolidated Gross Asset Value of the Company and its Subsidiaries at such date, minus Consolidated Total Indebtedness outstanding on such date; provided that any amounts attributable to Real Estate Assets that are required to be reported as “intangibles” under GAAP pursuant to Financial Accounting Standards Board Statement of Policy No. 141 and 142 shall be permitted to be added back to “tangible property” for purposes of calculating Consolidated Tangible Net Worth.
     “Consolidated Total Indebtedness” means as of any date of determination, for the Company, the Trust and their respective Subsidiaries, all obligations, contingent or otherwise, which should be classified on the obligor’s balance sheet as liabilities, or to which reference should be made by footnotes thereto, all in accordance with GAAP, including, in any event, the sum of (without double-counting), (a) all Accounts Payable on such date, and (b) all Indebtedness outstanding on such date, in each case whether Recourse, Without Recourse or contingent, provided, however, that amounts not drawn under the Revolving Credit Agreement Loans on such date shall not be included in calculating Consolidated Total Indebtedness, and provided, further, that (without double-counting), each of the following shall be included in Consolidated Total Indebtedness: (i) all amounts of guarantees, indemnities for borrowed money, stop-loss agreements and the like provided by the Company, the Trust and their respective Subsidiaries, in each case in connection with and guaranteeing repayment of amounts outstanding under any other Indebtedness; (ii) all amounts for which a letter of credit (including the Revolving Credit Agreement Letters of Credit) has been issued for the account of the Company, the Trust or any of their respective Subsidiaries; (iii) all amounts of bonds posted by the Company, the Trust or any of their respective Subsidiaries guaranteeing performance or payment obligations; (iv) all lease obligations (including under Capital Leases, but excluding obligations under ground leases) and (v) all liabilities of the Company, the Trust or any of their respective Subsidiaries as partners, members or the like for liabilities (whether such liabilities are Recourse, Without Recourse or contingent obligations of the applicable partnership or other Person) of partnerships or other Persons in which any of them have an equity interest, which liabilities are for borrowed money or any of the matters listed in clauses (i), (ii), (iii) or (iv) above. Without limitation of the foregoing (without double counting), with respect to any Partially-Owned Entity, (1) to the extent that the Company, the Trust or any of their respective Subsidiaries or such Partially-Owned Entity is providing a completion guaranty in connection with a construction loan entered into by a Partially-Owned Entity, Consolidated Total Indebtedness shall include the Company’s, the Trust’s or such Subsidiary’s pro rata liability under the Indebtedness relating to such completion guaranty (or, if greater, the Company’s, the Trust’s or such Subsidiary’s potential liability under such completion guaranty) and (2) in connection with the liabilities described in clauses (i) and (iv) above (other than completion guarantees, which are referred to in clause (1)), the Consolidated Total Indebtedness shall include the portion of the liabilities of such Partially-Owned Entity which are attributable to the Company’s, the Trust’s or such Subsidiary’s percentage equity interest in such Partially-Owned Entity or such greater amount of such liabilities for which the Company, the Trust or their respective Subsidiaries are, or have agreed to be, liable by way of guaranty, indemnity for borrowed money, stop-loss agreement or the like, it being agreed that, in any case, Indebtedness of a Partially-Owned Entity shall not be excluded from Consolidated Total Indebtedness by virtue of the liability of such Partially-Owned Entity being Without Recourse. For purposes hereof, the amount of borrowed money shall equal the sum of (A) the amount of borrowed money as determined in accordance with GAAP plus (B) the amount of those contingent liabilities for borrowed money set forth in subsections (i) through (v) above, but shall exclude any adjustment for so called “straight line interest accounting”.
     “Consolidated Total Interest Expense” means for any applicable period, the aggregate amount of interest required in accordance with GAAP to be paid, accrued, expensed or, to the extent it could be a cash expense in the applicable period, capitalized, without double-counting, by the Company, the Trust and their respective Subsidiaries during such period on: (a) all Indebtedness of the Company, the Trust and their respective Subsidiaries (including the Revolving Credit Agreement Loans, obligations under Capital Leases (to the extent Consolidated EBITDA has not been reduced by such Capital Lease obligations in the applicable period) and any Subordinated Indebtedness and including original issue discount and amortization of prepaid interest, if any, but excluding any Distribution on Preferred Equity), (b) all amounts available for borrowing, or for drawing under letters of credit (including the Revolving Credit Agreement Letters of Credit), if any, issued for the account of the Company, the Trust or any of their respective Subsidiaries, but only if such interest was or is required to be reflected as an item of expense, and (c) all commitment fees, agency fees, facility fees, balance deficiency fees and similar fees and expenses in connection with the borrowing of money.
     “Cost Basis Value” means the total contract purchase price of a Real Estate Asset plus all commercially reasonable acquisition costs (including, but not limited to, title, legal and settlement cost, but excluding financing costs) that are capitalized in accordance with GAAP.

     “Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.
     “Default Rate” means, with respect to any Series of Notes, that rate of interest that is the greater of (i) 1% per annum above the rate of interest stated in clause (a) of the first paragraph of the Notes of such Series or (ii) 1% over the rate of interest publicly announced by Citibank, N.A. in New York, New York as its “base” or “prime” rate.
     “Disclosure Documents” is defined in Section 5.3.
     “Distribution” means with respect to:
     (a) the Company, any distribution of cash or other cash equivalent, directly or indirectly, to the partners of the Company; or any other distribution on or in respect of any partnership interests of the Company; and
     (b) the Trust, the declaration or payment of any dividend on or in respect of any shares of any class of capital stock or other equity of the Trust, other than dividends payable solely in shares of common stock by the Trust; the purchase, redemption, or other retirement of any shares of any class of capital stock or other equity of the Trust, directly or indirectly through a Subsidiary of the Trust or otherwise; the return of capital by the Trust to its shareholders as such; or any other distribution on or in respect of any shares of any class of capital stock or other equity of the Trust.
     “Disqualifying Environmental Event” means any Release or threatened Release of Hazardous Material, any violation of Environmental Laws or any other similar environmental event with respect to any Eligible Unencumbered Property that could reasonably be expected to cost in excess of $500,000 to remediate or, which, with respect to all of the Eligible Unencumbered Properties, could reasonably be expected to cost in excess of $1,000,000 in the aggregate to remediate.
     “Disqualifying Structural Event” means any structural issue which, with respect to any Eligible Unencumbered Property, could reasonably be expected to cost in excess of $500,000 to remediate or, which, with respect to all of the Eligible Unencumbered Properties, could reasonably be expected to cost in excess of $1,000,000 in the aggregate to remediate.
     “Electronic Delivery” is defined in Section 7.1(a).
     “Eligible Purchasers” means any Purchaser of the Notes and additional Institutional Investors; provided that the aggregate number of Eligible Purchasers shall not at any time exceed a number which, if exceeded, would result in the loss of the exemption in respect of any Series of Notes from the registration requirements of the Securities Act.
     “Eligible Unencumbered Property(ies)” means as of any date of determination, an Unencumbered Asset that: (a) is a Permitted Property, (b) is not the subject of a Disqualifying Environmental Event or a Disqualifying Structural Event, and (c) is wholly-owned in fee simple by the Company (the foregoing clauses (a) through (c) being herein referred to collectively as the “Unencumbered Property Conditions”).
     “Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to Hazardous Materials.
     “Equity Interests” means in the case of a corporation, shares of capital stock of any class or series, including warrants, rights, participating interests or options to purchase or otherwise acquire any class or series of capital stock or Securities exchangeable for or convertible into any class or series of capital stock, and in the case of any other Person or entity shall mean any class or series of partnership interests, units, membership interests or like interests constituting equity, and in the case of each of the foregoing, any part or portion thereof or participation in any of the foregoing.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.
     “ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under Section 414 of the Code.
     “Event of Default” is defined in Section 11.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.
     “Fitch” means Fitch IBCA, Inc. or its successors or assigns.
     “Form 10-K” is defined in Section 7.1(b).
     “Form 10-Q” is defined in Section 7.1(a).
     “Funds From Operations” has the meaning assigned thereto in accordance with resolutions adopted by the Board of Governors of the National Association of Real Estate Investment Trusts, as in effect at the date of the Closing.
     “GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.
     “Governmental Authority” means
     (a) the government of

     (i) the United States of America or any State or other political subdivision thereof, or
     (ii) any other jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or
     (b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.
     “Guaranteed Pension Plan” means any employee pension benefit plan within the meaning of §3(2) of ERISA maintained or contributed to by the Company or the Trust, as the case may be, or any ERISA Affiliate of any of them the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.
     “Hazardous Material” means any and all pollutants, toxic or hazardous wastes or any other substances, including all substances listed in or regulated in any Environmental law that might pose a hazard to health and safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage, or filtration of which is or shall be restricted, regulated, prohibited or penalized by any applicable law including, but not limited to, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products, lead based paint, radon gas or similar restricted, prohibited or penalized substances.
     “holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1.
     “Indebtedness” means all obligations, contingent and otherwise, that in accordance with GAAP should be classified upon the obligor’s balance sheet as liabilities, or to which reference should be made by footnotes thereto, including in any event and whether or not so classified: (a) all debt and similar monetary obligations, whether direct or indirect, including, without limitation, all Revolving Credit Agreement Obligations and all obligations under any hedge, swap or other interest rate protection arrangement, any forward purchase contract or any put; (b) all liabilities secured by any mortgage, pledge, security interest, Lien, charge, or other encumbrance existing on property owned or acquired subject thereto, whether or not the liability secured thereby shall have been assumed; (c) all reimbursement obligations under letters of credit (including the Revolving Credit Agreement Letters of Credit); and (d) all guarantees for borrowed money, endorsements and other contingent obligations, whether direct or indirect, in respect of indebtedness or obligations of others, including any obligation to supply funds (including partnership obligations and capital requirements) to or in any manner to invest in, directly or indirectly, the debtor, to purchase indebtedness, or to assure the owner of indebtedness against loss, through an agreement to purchase goods, supplies, or services for the purpose of enabling the debtor to make payment of the indebtedness held by such owner or otherwise.

     “Institutional Investor” means (a) any purchaser of a Note, (b) any holder of a Note holding (together with one or more of its affiliates) more than 5% of the aggregate principal amount of the Notes then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of any holder of any Note.
     “Investment Grade” means in respect of senior, unsecured long-term indebtedness for borrowed money a rating of not lower than (a) “BBB-” by S&P, (b) “Baa3” by Moody’s or (c) “BBB-” by Fitch.
     “Land” means any undeveloped Real Estate Asset owned in fee by the Company.
     “Leases” means leases, licenses and other written agreements relating to the use or occupation of space in or on the Buildings or on the Real Estate Assets by Persons other than the Company or any other member of the Potomac Group.
     “Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).
     “Limited Partnership Agreement” means that certain Amended and Restated Limited Partnership Agreement of the Company entered into September 15, 2003 among the Trust and the limited partners party thereto.
     “Make-Whole Amount” is defined in Section 8.7.
     “Management Fee” means for any applicable period, an amount equal to three percent (3%) of revenue.
     “Management Fee Adjustment” means for any applicable period, the difference between the Management Fee and the Overhead Allocation, expressed as a positive or negative number, as the case may be.
     “Material” means material in relation to the business, operations, financial condition, assets or properties of the Trust, the Company and their respective Subsidiaries taken as a whole.
     “Material Adverse Effect” means a material adverse effect on (a) the business, operations, financial condition, assets, or properties of the Trust, the Company and their respective Subsidiaries taken as a whole, or (b) the ability of the Company to perform its obligations under this Agreement and the Notes, , (c) the ability of the Trust to performing its obligations under this Agreement and the Trust Guaranty, or (d) the validity or enforceability of this Agreement, the Notes or the Trust Guaranty.

     “Material Subsidiary” means any Subsidiary of the Trust or the Company accounting for (a) at least 7% of Net Operating Income during either one of the two fiscal years immediately preceding the date of any determination hereof or (b) at least 7% of Consolidated Gross Asset Value during either one of the two fiscal years immediately preceding the date of any determination hereof.
     “Memorandum” is defined in Section 5.3.
     “Moody’s” means Moody’s Investors Service, Inc. or its successors or assigns.
     “Mortgage Note(s)” means a mortgage note, in which the Company holds a direct interest as payee, for real estate that is developed, so long as at the relevant date of determination, such Mortgage Note is not in default.
     “Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).
     “NAIC” means the National Association of Insurance Commissioners or any successor thereto.
     “Net Operating Income” means for any period an amount equal to (a) the aggregate rental and other income from the operation of the applicable Real Estate Assets during such period; minus (b) all expenses and other proper charges incurred in connection with the operation of such Real Estate Assets (including, without limitation, real estate taxes, Management Fees, payments under ground leases and bad debt expenses) during such period; but, in any case, before payment of or provision for debt service charges for such period, income taxes for such period, capital expenses for such period, and depreciation, amortization, and other non-cash expenses for such period, all as determined in accordance with GAAP (except that any rent leveling adjustments shall be excluded from rental income).
     “Notes” is defined in Section 1.
     “Obligors” is defined in the introduction to this Agreement.
     “Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Trust or the Company, as the case may be, whose responsibilities extend to the subject matter of such certificate.
     “Overhead Allocation” means for any period, the amount of corporate overhead included as a property operating expense in lieu of a management fee.
     “Partially-Owned Entity(ies)” means any of the partnerships, associations, corporations, limited liability companies, trusts, joint ventures or other business entities or Persons in which the Company or the Trust, directly, or indirectly through its full or partial ownership of another entity, own an equity interest, but which is not required in accordance with GAAP to be consolidated with the Company or the Trust for financial reporting purposes.

     “PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.
     “Permit” means all governmental permits, licenses and approvals necessary for the lawful operation and maintenance of the Real Estate Assets.
     “Permitted Liens” means any of the following:
     (a) Liens securing taxes, assessments, governmental charges or levies which are not yet due and payable or which are not yet required to be paid under Section 9.4;
     (b) Liens arising out of deposits or pledges made in connection with, or to secure payment of, worker’s compensation, unemployment insurance, old age pensions or other social security obligations; and deposits with utility companies and other similar deposits made in the ordinary course of business;
     (c) Liens (other than affecting the Eligible Unencumbered Properties) in respect of judgments or awards, the Indebtedness with respect to which is not prohibited by Section 9.4;
     (d) Liens on properties consisting of easements, rights of way, covenants, zoning and other land-use restrictions, building restrictions, restrictions on the use of real property and defects and irregularities in the title thereto; landlord’s or lessor’s Liens under Leases to which the Company is a party or bound; purchase options granted at a price not less than the market value of such property; and other minor Liens or encumbrances on properties, none of which interferes materially and adversely with the use of the property affected in the ordinary conduct of the business of the Company, and which matters (i) do not individually or in the aggregate have a Material Adverse Effect on the business of the Company, the Trust or any member of the Potomac Group and (ii) do not make title to such property unmarketable by the conveyancing standards in effect where such property is located;
     (e) any Leases entered into in the ordinary course of business;
     (f) as to Real Estate Assets which are acquired after the date of this Agreement, Liens and other encumbrances or rights of others which exist on the date of acquisition and which do not otherwise constitute a breach of this Agreement; provided that nothing in this clause (f) shall be deemed or construed to permit an Eligible Unencumbered Property to be subject to a Lien to secure Indebtedness;
     (g) Liens affecting the Eligible Unencumbered Properties in respect of judgments or awards that are under appeal or have been in force for less than the applicable period for taking an appeal, so long as execution is not levied thereunder or in respect of which, at the time, a good faith appeal or proceeding for review is being diligently prosecuted, and in respect of which a stay of execution shall have been obtained pending such appeal or review; provided that the Company shall have obtained a bond or insurance or made other arrangements with respect thereto, in each case as is reasonably customary in the case of entities of established reputations engaged in the same or in a similar business and similarly situated;
     (h) Liens securing Indebtedness for the purchase price of capital assets (other than Real Estate Assets but including Indebtedness in respect of Capital Leases for equipment and other equipment leases) to the extent prohibited under Sections 10.2 and 10.3; and
     (i) other Liens (other than affecting the Eligible Unencumbered Properties) in connection with any Indebtedness permitted under Sections 10.2 and 10.3.
     Nothing contained herein shall restrict or limit the Company or any of its Wholly-owned Subsidiaries from creating a Lien in connection with any Real Estate Asset which is not an Eligible Unencumbered Property and otherwise in compliance with the terms of this definition and the other terms of this Agreement.
     “Permitted Property” means property which is an income producing office, industrial or a so-called flex property (or a Real Estate Asset Under Development which will be an income producing office, industrial or so-called flex property when completed) and is located in the State of Maryland, the Commonwealth of Virginia or the District of Columbia.
     “Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, business entity or Governmental Authority.
     “Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) subject to Title I of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability other than an Multiemployer Plan.
     “Potomac Group” means collectively, (a) the Company, (b) the Trust, (c) the respective Subsidiaries of the Company and the Trust and (d) the Partially-Owned Entities.
     “Preferred Equity” means any preferred stock, preferred partnership interests, preferred member interests or other preferred equity interests issued by the Company, the Trust or any of their respective Subsidiaries.
     “property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.
     “Proposed Prepayment Date” is defined in Section 8.3(c).
     “Purchaser” is defined in the first paragraph of this Agreement.

     “QPAM Exemption” means Prohibited Transaction Class Exemption 84-14 issued by the United States Department of Labor.
     “Qualified Institutional Buyer” means any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.
     “Rating Agency” means any of S&P, Moody’s, Fitch.
     “Real Estate Assets” means the fixed and tangible properties consisting of Land and/or Buildings owned by the Company or any of its Subsidiaries at the relevant time of reference thereto, including, without limitation, the Eligible Unencumbered Properties at such time of reference.
     “Real Estate Assets Under Development” means any Real Estate Assets for which the Company or any of its Subsidiaries is actively pursuing construction of one or more Buildings or other improvements and for which construction is proceeding to completion without undue delay from Permit denial, construction delays or otherwise, all pursuant to such Person’s ordinary course of business, provided that any such Real Estate Asset (or, if applicable, any Building comprising a portion of any such Real Estate Asset) will no longer be considered a Real Estate Asset Under Development upon the earlier to occur of (a) Stabilization or (b) the date which is six months after a certificate of occupancy has issued for such Real Estate Asset (or Building) or such Real Estate Asset (or Building) may otherwise be lawfully occupied for its intended use.
     “Recourse” means with reference to any obligation or liability, any liability or obligation that is not Without Recourse to the obligor thereunder, directly or indirectly. For purposes hereof, a Person shall not be deemed to be “indirectly” liable for the liabilities or obligations of an obligor solely by reason of the fact that such Person has an ownership interest in such obligor, provided that such Person is not otherwise legally liable, directly or indirectly, for such obligor’s liabilities or obligations (e.g., without limitation, by reason of a guaranty or contribution obligation, by operation of law or by reason of such Person being a general partner of such obligor).
     “Related Fund” means, with respect to any holder of any Note, any fund or entity that (a) invests in Securities or bank loans, and (b) is advised or managed by such holder, the same investment advisor as such holder or by an affiliate of such holder or such investment advisor.
     “Release” means any present or past releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping of any Hazardous Material into or from the Real Estate Assets in violation of applicable Environmental Laws.
     “Required Holders” means, at any time, the holders of at least 51% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).

     “Responsible Officer” means any Senior Financial Officer and any other officer of the Trust or the Company with responsibility for the administration of the relevant portion of this Agreement.
     “Revolving Credit Agreement” means that certain Amended and Restated Revolving Credit Agreement among the Company, the other borrowers which may become parties thereto, KeyBank National Association, as administrative agent and swingline lender, Wachovia Bank, National Association, as syndication agent, and Wells Fargo National Bank and Bank of Montreal as co-documentation agents, as the same may from time to time be amended, supplemented, extended, replaced or renewed.
     “Revolving Credit Agreement Agent” means KeyBank National Association and its successors and assigns.
     “Revolving Credit Agreement Lenders” means each commercial bank which is a lender pursuant to the Revolving Credit Agreement.
     “Revolving Credit Agreement Letter of Credit Applications” means any application for the issuance of a letter of credit by the Company pursuant to Section 5.1.1 of the Revolving Credit Agreement.
     “Revolving Credit Agreement Letters of Credit” means each and every letter of credit from time to time issued and outstanding pursuant to Section 5.1.1. of the Revolving Credit Agreement.
     “Revolving Credit Agreement Loan Documents” means the Revolving Credit Agreement, the Guaranty of the Trust issued in connection therewith, the notes, the Revolving Credit Agreement Letters of Credit, the Revolving Credit Letter of Credit Applications, the joinder documents and any and all other agreements, instruments, documents or certificates executed and delivered by the Trust, the Company or any of their respective Subsidiaries contemplated by the Revolving Credit Agreement.
     “Revolving Credit Agreement Loans” means the revolving credit loans and swingline loans made by Revolving Credit Agreement Lenders pursuant to the Revolving Credit Agreement.
     “Revolving Credit Agreement Obligations” means all indebtedness, obligations and liabilities of the Company and its Subsidiaries to any of the Revolving Credit Agreement Lenders or the Revolving Credit Agreement Agent, individually or collectively (but without double-counting), under the Revolving Credit Agreement and each of the other Revolving Credit Agreement Loan Documents and in respect of any of the Revolving Credit Agreement Loans, the notes and Revolving Credit Agreement Reimbursement Obligations incurred and the Revolving Credit Agreement Letter of Credit Applications and the Revolving Credit Agreement Letters of Credit and other instruments at any time evidencing any thereof, whether existing on the date of the Revolving Credit Agreement or arising or incurred hereafter, direct or indirect, joint or several, absolute or contingent, matured or un-matured, liquidated or un-liquidated, secured or unsecured, arising by contract, operation of law or otherwise, and including any indebtedness, obligations and liabilities of the Company and its Subsidiaries under any protected interest rate agreement entered into with any Revolving Credit Agreement Lender under the Revolving Credit Agreement.
     “Revolving Credit Agreement Reimbursement Agreement” means the Company’s obligation to reimburse the Revolving Credit Agreement Lenders and the Revolving Credit Agreement Agent on account of any draws under any Revolving Loan Agreement Letter of Credit as provided in Section 5.2 of the Revolving Credit Agreement.
     “Revolving Credit Loans” means each and every revolving credit loan from time to time made by the lenders to the Company pursuant to the Revolving Credit Loan Agreement, but excluding in any computation of outstanding Revolving Credit Loans all swingline loans pursuant to the Revolving Credit Agreement.
     “S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Company, or its successors or assigns.
     “SEC” shall mean the Securities and Exchange Commission of the United States, or any successor thereto.
     “Secured Consolidated Total Indebtedness” means as of any date of determination, the aggregate principal amount of Consolidated Total Indebtedness outstanding at such date (including all Revolving Credit Agreement Obligations) that is secured by a Lien evidenced by a mortgage, deed of trust, negative pledge, assignment of partnership interest or other security interest.
     “Securities” or Security” shall have the same meaning as in Section 2(1) of the Securities Act.
     “Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.
     “Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company or the Trust.
     “Senior Indebtedness” means all Indebtedness of the Company which is not expressed to be subordinate or junior in rank to any other Indebtedness of the Company.
     “Series A Notes” is defined in Section 1.
     “Series B Notes” is defined in Section 1.
     “Stabilization” means with respect to any particular Real Estate Asset, the date upon which such Real Estate Asset first becomes 85% occupied.

     “Subordinated Indebtedness” means all Indebtedness of the Company which shall contain or have applicable thereto subordination provisions providing for the subordination thereof to other Senior Indebtedness of the Company.
     “Subsidiary” means, as to any Person, any other Person in which such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such second Person, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries (unless such partnership can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.
     “Subsidiary Guarantor” is defined in Section 2.3(a) and shall include any Subsidiary Guarantor which is required to comply with the requirements of Section 9.7.
     “Subsidiary Guaranty” is defined in Section 2.3(a) and shall include any Subsidiary Guaranty delivered pursuant to Section 9.7 means any Guaranty of any Subsidiary of the Company with respect to the payment of the Notes and all other sums due and owing by the Company under this Agreement, which Guaranty shall be in form and substance reasonably satisfactory to the Required Holders.
     “Surviving Person” is defined in Section 10.5(b).
     “SVO” means the Securities Valuation Office of the NAIC or any successor to such Office.
     “Trust” is defined in the introduction to this Agreement.
     “Unencumbered Asset” means any Real Estate Asset that on any date of determination is not subject to any Liens (except for Permitted Liens).
     “Unencumbered Land” means the Real Estate Asset commonly referred to as the Sterling Park Land Parcel, so long as such Real Estate Asset is (i) not subject to any Liens, except Permitted Liens and (ii) owned in fee simple by the Company or a Subsidiary Guarantor who remains a party to the Subsidiary Guaranty.
     “Unsecured Consolidated Total Indebtedness” means as of any date of determination, the aggregate principal amount of Consolidated Total Indebtedness outstanding at such date (including all Revolving Credit Agreement Obligations), that is not secured by a Lien evidenced by a mortgage, deed of trust, negative pledge, assignment of partnership interests or other security interest.

     “USA Patriot Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.
     “Value of Unencumbered Properties” means at any date of determination, an amount equal to the sum of (a) (i) the Net Operating Income for the most recent fiscal quarter of the Eligible Unencumbered Properties owned by the Company for at least two complete fiscal quarters, less the Management Fee Adjustment relating to such Eligible Unencumbered Properties, with the sum thereof multiplied by (y) 4; with the product thereof being divided by (ii) the Capitalization Rate, plus (b) an amount equal to the Cost Basis Value of any Eligible Unencumbered Property not owned for two complete fiscal quarters, plus (c) an amount equal to the Cost Basis Value of the Eligible Unencumbered Properties that are Real Estate Assets under Development, plus (d) an amount equal to the Cost Basis Value of the Unencumbered Land; provided that (1) the Net Operating Income attributable to any Eligible Unencumbered Property sold or otherwise transferred during the applicable period shall be excluded from the calculation of the Value of Unencumbered Properties, (2) the Net Operating Income of Eligible Unencumbered Properties included at their Cost Basis Value shall be excluded and (3) the value included as a result of clause (c) above shall not exceed ten percent (10%) of the aggregate Value of Unencumbered Properties at any time; and provided, further, that the Real Estate Asset commonly known as 2000 Gateway Boulevard shall be included in the Value of Unencumbered Properties at its Cost Basis Value through the fiscal quarter ending December 31, 2006.
     “Voting Stock” means Securities of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or Persons performing similar functions).
     “Wholly-owned Subsidiary” means, at any time, any Subsidiary one hundred percent (100%) of all of the equity interests (except directors’ qualifying shares) and voting interests of which are owned by any one or more of the Company and the Company’s other Wholly-owned Subsidiaries at such time.
     “Without Recourse” or “without recourse” means with reference to any obligation or liability, any obligation or liability for which the obligor thereunder is not liable or obligated other than as to its interest in a designated Real Estate Asset or other specifically identified asset only, subject to such limited exceptions to the non-recourse nature of such obligation or liability, such as fraud, misappropriation and misapplication indemnities, as are usual and customary in like transactions involving Institutional Investors at the time of the incurrence of such obligation or liability, and to usual and customary environmental indemnification obligations in connection with such designated Real Estate Asset.